  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996.

                                                      REGISTRATION NO. 333-4128
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       BOSTON COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
      MASSACHUSETTS                  4812                    04-3026859
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------
                             ONE MCKINLEY SQUARE,
                  BOSTON, MASSACHUSETTS 02109 (617) 476-3570
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                GEORGE K. HERTZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       BOSTON COMMUNICATIONS GROUP, INC.
                              ONE MCKINLEY SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                (617) 476-3570
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
         MARK G. BORDEN, ESQ.                  R. W. SMITH, JR., ESQ.
     THOMAS L. BARRETTE, JR., ESQ.             PIPER & MARBURY L.L.P.
             HALE AND DORR                     36 SOUTH CHARLES STREET
            60 STATE STREET                      BALTIMORE, MD 21201
      BOSTON, MASSACHUSETTS 02109
            (617) 526-6000                       (410) 539-2530
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] 333-

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       BOSTON COMMUNICATIONS GROUP, INC.

  Cross Reference Sheet Showing Location in Prospectus of Information Required By Items in Part I of Form S-1

  REGISTRATION STATEMENT ITEM AND CAPTION           LOCATION IN PROSPECTUS
  ---------------------------------------           ----------------------
 1. Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus..  Outside Front Cover Page
 2. Inside Front and Outside Back Cover
    Pages of Prospectus.....................  Inside Front Cover Page; Outside
                                              Back Cover Page
 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors
 4. Use of Proceeds.........................  Prospectus Summary; Use of
                                              Proceeds
 5. Determination of Offering Price.........  Underwriting
 6. Dilution................................  Dilution
 7. Selling Security Holders................  Principal and Selling
                                              Shareholders
 8. Plan of Distribution....................  Outside Front Cover Page;
                                              Underwriting
 9. Description of Securities to be
    Registered..............................  Description of Capital Stock
10. Interests of Named Experts and Counsel..  Not Applicable
11. Information With Respect to the
    Registrant..............................  Front Cover Page; Prospectus
                                              Summary; Risk Factors; The
                                              Company; Use of Proceeds;
                                              Dividend Policy; Capitalization;
                                              Dilution; Selected Consolidated
                                              Financial Data; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results
                                              of Operations; Business;
                                              Management; Certain Transactions;
                                              Principal and Selling
                                              Shareholders; Description of
                                              Capital Stock; Shares Eligible
                                              for Future Sale; Consolidated
                                              Financial Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities.............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                               JUNE 6, 1996

                                3,825,000 Shares

                           [BCG LOGO APPEARS HERE]

                                  Common Stock

                                    --------

  Of the 3,825,000 shares of Common Stock offered hereby, 3,500,000 shares are being sold by Boston Communications Group, Inc. ("BCG" or the "Company") and 325,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "BCGI."

                                    --------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 6.

                                    --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PRICE  UNDERWRITING   PROCEEDS  PROCEEDS TO
                                      TO   DISCOUNTS AND     TO       SELLING
                                    PUBLIC  COMMISSIONS  COMPANY(1) SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................   $          $           $           $
- --------------------------------------------------------------------------------
Total(2)..........................  $          $           $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Before deducting estimated expenses of $975,000, all of which will be payable by the Company.
(2) The Company and a Selling Shareholder have granted to the Underwriters a 30-day option to purchase up to 573,750 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Shareholders will be $    , $
       , $     and $    , respectively. See "Underwriting."

                                    --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
       , 1996.

Alex. Brown & Sons
    INCORPORATED
                          Donaldson, Lufkin & Jenrette
                            SECURITIES CORPORATION
                                                              The Columbia Group
                                                                 INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS      , 1996.

           [LOGO OF BOSTON COMMUNICATIONS GROUP, INC. APPEARS HERE]

                                -------------

Providing Innovative Solutions to Wireless Telephone Carriers.

                                -------------

 [PICTURE OF MAP OF THE UNITED STATES INDICATING AREAS IN WHICH THE COMPANY'S
                SERVICES ARE OR WILL BE PROVIDED APPEARS HERE]

                                -------------

[LEGEND]
  * ROAMERplus - Service areas in the United States where the Company provides ROAMERplus service to one or both of the cellular carriers. The Company's ROAMERplus service is also available in Mexico City and major markets in Canada.

  ** Carrier Support - Markets for which the Company provides customer support services for wireless carriers.

  *** C2C (proposed) - Locations where the Company initially plans to install a C2C Network voice made for its prepaid wireless service. Locations and timing subject to change based on market conditions and other factors.

                                -------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Roaming Services
- ----------------

[PICTURE OF ROADWAY APPEARS HERE]

Available in over 1,100 markets in the United States, Canada and Mexico, the Company's ROAMER plus service enables carriers to cost-effectively generate revenues from unregistered roamers not covered by traditional roaming agreements.


                                   ---------
[PICTURE OF CELLULAR TELEPHONE APPEARS HERE]

                           Carrier Support Services
                                   ---------

         [PICTURES OF ONE OF THE COMPANY'S CALL CENTERS APPEARS HERE]

                                ---------------

The Company's carrier support services enable wireless carriers to outsource all or a portion of their customer service activities and are designed to help wireless carriers retain subscribers, reduce costs and manage growth.

                                 -------------

                           Prepaid Wireless Services


                                --------------

The Company's C/2/C/SM/ Network uses proprietary software and switching technology to enable wireless telephone carriers to offer their services on a prepaid basis.


                                 ------------

                [PICTURE OF PREPAID WIRELESS CARD APPEARS HERE]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Boston Communications Group develops, markets and provides innovative call processing and customer support services to wireless telephone carriers. The Company's services are designed to enable wireless telephone carriers to focus internal resources on their core business activities, while increasing revenues, improving service quality and reducing costs. To date, the Company's principal service offerings have included its ROAMERplus calling service and its carrier support services. The Company's ROAMERplus service provides carriers with the ability to cost-effectively generate revenues from subscribers who are not covered under traditional roaming agreements by arranging payment for roaming calls and paying carriers for the air time used. BCG is the leading provider of roaming services to the unregistered roaming market. The Company's carrier support services allow wireless carriers to outsource all or a portion of their customer service activities, and are designed to help wireless carriers retain subscribers, reduce costs and manage growth. In early 1996, BCG introduced its prepaid wireless service that will enable wireless carriers to offer their services on a prepaid basis. The Company is in the process of deploying its C/2/C Network to support delivery of this service on a nationwide basis.

  Wireless telephone service has been one of the fastest growing segments of the telecommunications industry over the last ten years. The Cellular Telecommunications Industry Association estimates that the number of cellular subscribers in the United States increased from approximately 340,000 in December 1985 to approximately 33.7 million in December 1995. Significant growth in the wireless telephone market is expected to continue in the future, particularly given the emergence of personal communications service ("PCS") as a new form of wireless telephone service. Industry sources have projected that the number of cellular and PCS subscribers will grow to 80 million by the end of the year 2000.

  BCG's objective is to be a leader in providing high-quality, innovative call processing and customer support services to wireless telephone carriers. A key element of the Company's strategy is to identify and develop additional value-added services that wireless telephone carriers either have not identified or have found difficult or uneconomical to provide on their own. The Company seeks to establish and maintain long-term relationships with its carrier customers in order to understand evolving customer needs and continue to develop new service offerings. The Company believes that the experience, relationships and knowledge of its management team provide it with a competitive advantage in addressing the needs of wireless telephone carriers.

  The Company's ROAMERplus service was introduced in 1991 and by 1995 was being used by approximately 95 cellular carriers that collectively hold licenses for over 1,100 markets in the United States, Canada and Mexico, including nine of the 10 largest cellular carriers, by population covered, in the United States. Cellular carriers can offer ROAMERplus service without significant additional investment in equipment, technology or personnel. The Company introduced its carrier support services in 1993 and currently provides these services to 12 cellular carriers. The Company's carrier support services allow a carrier's subscribers to make billing inquiries, initiate address and rate plan changes, obtain instructions on roaming features and promotions and receive other customer assistance. The experience, economies of scale and rapid response time that the Company brings to meeting its customers' needs can make the Company's per-minute fee for support services a strategic and economic choice for cellular carriers. The Company believes that its ability to provide high quality carrier support services may also be attractive to emerging PCS providers seeking to quickly establish and service a subscriber base.

  The Company is in the process of deploying its C2C Network, which uses proprietary software and switching technology, to support delivery of its recently introduced prepaid and enhanced wireless services. The Company believes that this prepaid service will be attractive to cellular carriers seeking to cost-effectively penetrate untapped market segments, such as subscribers who cannot or do not want to receive service under traditional monthly billing arrangements. BCG recently completed a trial use of its prepaid wireless service by the cellular division of one of the Regional Bell Operating Companies ("RBOCs"). The Company has entered into a contract with that carrier and expects commercial use of its prepaid service by that carrier to begin in the second quarter of 1996. The Company has entered into contracts with three additional cellular carriers and is in discussions with a number of other carriers to provide its prepaid service to them.

  The Company charges for its services primarily on a per minute or per call basis, or a combination thereof. The Company receives payment for its ROAMERplus service from cellular subscribers using the service and receives payment for its carrier support services from the applicable carrier. The Company has achieved significant growth in revenues over the past three years, with revenues increasing from $8.7 million for the year ended December 31, 1993 to $34.2 million for the year ended December 31, 1995. This growth resulted primarily from an increase in the number of the Company's carrier customers, the introduction of carrier support services in 1993 and an increase in demand for the Company's services due to the general growth in the cellular industry.

  The Company was organized as a Massachusetts corporation in August, 1988. The Company's principal office is located at One McKinley Square, Boston, Massachusetts 02109 and its telephone number is (617) 476-3570.

  As used in this Prospectus, the terms "BCG" and "the Company" refer to Boston Communications Group, Inc. and its wholly-owned subsidiaries, Voice Systems Technology Inc. and Cellular Express, Inc., unless the context otherwise requires. Cellular Express is a registered trademark, and Boston Communications Group, C/2/C, DEBITplus, REVENUEguard, ROAMalert, ROAMERcare and ROAMERplus are trademarks of Boston Communications Group, Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the Company.......   3,500,000 shares
Common Stock offered by the Selling Share-
 holders..................................     325,000 shares
Common Stock to be outstanding after the
 offering.................................  12,223,812 shares(1)
Use of proceeds...........................  For the redemption of Redeemable
                                             Preferred Stock (including
                                             accumulated dividends), investment
                                             in the C/2/C Network infrastructure
                                             and other general corporate
                                             purposes, including working
                                             capital.
Proposed Nasdaq National Market symbol....  BCGI

- --------

(1) Excludes 984,741 shares of Common Stock issuable upon the exercise of options outstanding as of April 15, 1996 at a weighted average exercise price per share equal to $4.80. Also excludes 689,567 shares of Common Stock issuable upon the exercise of options to be granted under the Company's 1996 Stock Option Plan on the effective date of this offering, all at an exercise price per share equal to the Price to Public shown on the cover page of this Prospectus. See "Management--Executive Compensation--Stock Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     PRO FORMA
                                                                       PRO FORMA    THREE MONTHS    THREE MONTHS
                                                                       YEAR ENDED      ENDED           ENDED
                                 YEAR ENDED DECEMBER 31,              DECEMBER 31,   MARCH 31,       MARCH 31,
                          ------------------------------------------  ------------ ---------------  ------------
                           1991     1992     1993    1994     1995      1995(1)     1995    1996      1996(1)
                          -------  -------  ------  -------  -------  ------------ ------  -------  ------------
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Service revenues:
 Calling services.......  $   809  $ 6,275  $8,236  $16,005  $25,446    $25,446    $4,606  $ 7,214    $ 7,214
 Carrier support
  services..............      --       --      458    2,329    8,774      8,774     1,312    3,847      3,847
System revenues.........      --       --      --       --       --       2,068       --        92        248
                          -------  -------  ------  -------  -------    -------    ------  -------    -------
 Total revenues.........      809    6,275   8,694   18,334   34,220     36,288     5,918   11,153     11,309
Operating income
 (loss).................   (1,216)     291    (269)     405    2,129      1,833        35      735        568
Income (loss) from
 continuing
 operations(2)..........   (1,528)     259    (332)     289    3,009      2,674        17      429        303
Income (loss) from
 discontinued
 operations.............   (2,750)  (1,196)    (92)   1,506     (166)                (166)     --
Net income (loss).......   (4,278)    (937)   (424)   1,795    2,843                 (149)     429
Accretion of dividends
 on redeemable preferred
 stock..................      --    (1,030) (1,030)  (1,016)    (950)                (237)    (237)
Net income (loss)
 available to common
 shareholders...........   (4,278)  (1,967) (1,454)     779    1,893                 (386)     192
Net income (loss)
 available to common
 shareholders per common
 share(3):
 Continuing operations..  $ (0.51) $ (0.26) $(0.42) $ (0.08) $  0.22    $  0.19    $(0.02) $  0.02    $  0.01
 Net income (loss)......  $ (1.42) $ (0.65) $(0.45) $  0.09  $  0.21               $(0.04) $  0.02
Shares used in computing
 net income (loss) per
 share..................    3,012    3,012   3,235    8,848    9,179      9,179     9,179    9,179      9,179
Supplemental net income
 available to common
 shareholders per common
 share(4):
 Continuing operations..                                     $  0.29    $  0.26            $  0.04    $  0.03
 Net income ............                                     $  0.27                       $  0.04
Shares used in computing
 supplemental net income
 per share..............                                      10,503     10,503             10,565     10,565

                        MARCH 31, 1996
                    -----------------------
                    ACTUAL   AS ADJUSTED(5)
                    -------  --------------
CONSOLIDATED BAL-
 ANCE SHEET DATA:
Cash............... $   353     $22,305
Working capital....     700      22,652
Total assets.......  18,787      40,739
Redeemable Pre-
 ferred Stock......  16,133         --
Shareholders' eq-
 uity (defi-
 cit)(6)...........  (6,489)     31,596

- -------
(1) In February 1996, the Company acquired Voice Systems Technology Inc. ("VST") for Common Stock and cash with an aggregate value of approximately, $2.5 million. The reduction in net income arising in the pro forma results of operations is primarily attributable to a non-cash charge related to amortization of goodwill arising from the acquisition. See unaudited Pro Forma Condensed Consolidated Financial Statements.
(2) In 1995, the Company reversed the deferred tax asset valuation allowance, resulting in a tax benefit of $1.8 million. In addition, in 1994 and 1995, the Company realized benefits from net operating loss carryforwards of $382,000 and $840,000, respectively. See Note 6 of Notes to Consolidated Financial Statements.
(3) See Note 2 of Notes to Consolidated Financial Statements.

(4) Supplemental net income available to common shareholders per common share reflects the use of proceeds to redeem Redeemable Preferred Stock and to repay borrowings outstanding under the Company's Account Purchase Agreement. The Company will pay $4.4 million of dividends to holders of Redeemable Preferred Stock out of the proceeds of this offering, of which $3.8 million will be paid to affiliates. See "Use of Proceeds" and Note 2 of Notes to Consolidated Financial Statements.

(5) Adjusted to give effect to the sale by the Company of 3,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. Approximately 1,344,425 shares of Common Stock are offered hereby to fund the redemption of the Redeemable Preferred Stock. See "Use of Proceeds" and "Capitalization."

(6) The Company has never declared or paid cash dividends on its Common Stock.


                                --------------
  Unless otherwise indicated, all information contained in this Prospectus (i) reflects the re-capitalization of the Company effected on April 26, 1996 (the "1996 Recapitalization"); (ii) reflects the conversion of all outstanding shares of the Company's Class A Convertible Preferred Stock and Series 1 and 2 Class B Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") into an aggregate of 5,004,608 shares of Common Stock upon the closing of this offering; (iii) reflects a restatement of the Company's Articles of Organization, to be filed upon the closing of this offering, to eliminate the Company's existing series of Convertible Preferred Stock and Redeemable Preferred Stock and to create a class of authorized but undesignated preferred stock; and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Use of Proceeds," "Description of Capital Stock," "Underwriting," and Notes 7, 8 and 11 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Reliance on Significant Customers. Historically, a significant portion of the Company's revenues in any particular period has been attributable to a limited number of customers. Net revenues attributable to the Company's ten largest customers accounted for approximately 85.1%, 81.2%, 84.6% and 92.5% of the Company's total revenues in 1993, 1994, 1995 and the first quarter of 1996, respectively. Ameritech Cellular Services, Inc. ("Ameritech Cellular"), Bell Atlantic NYNEX Mobile and SNET Mobility, Inc. ("SNET Mobility") accounted for approximately 15.0%, 13.9% and 11.9%, respectively, of the Company's total revenues in 1995 and for 17.4%, 11.7% and 13.2%, respectively, of total revenues in the first quarter of 1996. In addition, BellSouth Mobility accounted for approximately 13.6% of total revenues in the first quarter of 1996. SNET Mobility and Ameritech Cellular accounted for approximately 41.9% and 34.6%, respectively, of the Company's carrier support revenues in 1995 and SNET Mobility, Ameritech Cellular and Comcast Cellular Communications, Inc. accounted for approximately 35.0%, 35.4% and 17.2%, respectively, of carrier support revenues in the first quarter of 1996. This concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on the volume of call traffic generated through these customers or the amount of services being performed pursuant to carrier support programs. The Company expects that revenues attributable to a relatively small number of customers will continue to represent a significant percentage of its total revenues for the foreseeable future. The terms of the Company's contracts with its customers, including its significant customers, are generally for periods of one year and, except for certain carrier support contracts, have no minimum payment obligations to the Company. Therefore, although the Company believes it has good relationships with its customers, there can be no assurance that any of the Company's customers, including its major customers, will continue to utilize the Company's services in amounts similar to previous years or at all. A significant decrease in business from any of the Company's major customers, including a decrease in business due to factors outside of the Company's control, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers."

  Dependence on Cellular Market; Uncertain Acceptance of Prepaid Wireless Service and PCS. The Company historically has provided its services, including roaming services and carrier support services, exclusively to cellular carriers and their subscribers. Although the cellular market, and in particular, the roaming segment of the cellular market, has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, or at all, or that cellular carriers will continue to use the Company's services. Because the Company's ROAMERplus calling service is now being used by a substantial number of the cellular carriers in the United States, any further growth in the Company's revenues from the ROAMERplus calling service is more likely to be from general growth of the roaming market, if any, than from the addition of new carrier customers. Declines in demand for the Company's services, whether as a result of competition, technological change, general economic conditions or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's future operating results will depend in large part on the emergence of the prepaid wireless and PCS markets, the acceptance and use by cellular carriers of the Company's prepaid wireless service and the use of the Company's services by PCS carriers. The prepaid wireless service and PCS markets are in their initial stages of development, and if these markets do not grow as expected or if the carriers in these markets do not use the Company's services, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Industry Background" and "--Services."

  Rapid Industry Change. The Company's future success will depend on the continued use of its existing services, the acceptance of new services in the wireless industry and the Company's ability to develop new services or adapt existing services to keep pace with changes in the wireless telephone industry. Technological changes or developments in the cellular industry, such as improved switching technologies or further industry consolidation, could make cellular roaming easier and less costly and thereby reduce or eliminate demand for the Company's roaming service. Further, a rapid shift away from the use of cellular in favor of other services, such as PCS, could affect demand for the Company's service offerings and could require the Company to develop modified or alternative service offerings addressing the particular needs of providers of such new services. There can be no assurance that the Company will be successful in developing or marketing its existing or future service offerings in a timely manner, or at all. If the Company is unable, due to resource, technological or other constraints, to adequately anticipate or respond to changing market, customer or technological requirements, the Company's business, financial condition and results of operations will be materially adversely affected. There can be no assurance that products or services developed by others will not render the Company's services non-competitive or obsolete. See "Business--Industry Background" and "-- Competition."

  Development and Operation of C/2/C Network. The Company is currently devoting significant resources to the development of its prepaid wireless service, including deployment of its C/2/C Network. The Company recently completed a trial of its prepaid service by the cellular division of one of the RBOCs, however, commercial use of that service has not yet commenced. Further, the Company is in the early stages of installing, at its own expense, the voice nodes and other infrastructure required to support the C/2/C Network. There can be no assurance that the Company will successfully complete the development and deployment of the C/2/C Network or its prepaid service in a timely fashion, that the market for the Company's prepaid service will develop, or that the Company will be able to successfully operate the C/2/C Network. If the Company is not successful in its development or deployment of the C/2/C Network, if the market for prepaid services fails to develop or develops more slowly than expected, or if the Company's prepaid service becomes subject to significant competitive pressures, the Company's business, results of operations and financial condition will be materially and adversely affected. See "Business--Industry Background."

  Potential Fluctuations in Quarterly Performance. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new services offered by the Company or its competitors, changes in the mix of services provided by the Company, changes in regulations affecting the wireless industry, changes in the Company's operating expenses, personnel changes and general economic conditions. In particular, the Company's calling service revenues are affected by the frequency and volume of use of the Company's services, which may be influenced by seasonal trends, as well as changes in demand during particular periods due to a higher or lower incidence of temporary suspension of inter-carrier roaming agreements in certain markets. See "Business--Industry Background." Carrier support revenues may be influenced by the requirements of one or more of the Company's significant carrier support customers, including engagement of the Company for implementing or assisting in implementing special projects of limited duration. Although the Company was profitable during the last eight quarters, the Company was not profitable in any period prior to that time. There can be no assurance that the Company's recent profitability will continue in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock.

  Because a significant portion of the Company's operating expenses are committed in advance based on anticipated revenue levels, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, unexpected revenue shortfalls can cause significant variations in operating results from quarter to quarter and could have a material adverse effect on the Company's results of operations. In addition, the Company hired a significant number of employees in 1995 and the first quarter of 1996, including a new chief executive officer, and expects to continue hiring additional sales, customer service, management, software development and technical support employees during 1996 as it continues to develop and expand its operations, including the deployment of its C/2/C Network. This significant increase in its workforce may negatively impact the Company's operating margins in the future, particularly if the Company's commercial introduction of its prepaid service is not successful.

  The Company's largest source of revenue is currently its ROAMERplus service. In providing that service, the Company processes calls made by unregistered roamers and bears the collection risk, including chargebacks and other billing adjustments. This arrangement requires the Company to estimate and reserve for uncollectible ROAMERplus charges. The amount of these uncollectible charges has historically averaged approximately 15% of gross ROAMERplus revenues on an annual basis, but has varied in particular quarters. A significant change in the Company's experience with respect to, or a failure by the Company to properly estimate and reserve for, uncollectible ROAMERplus charges in any period could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Due to all of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below prior results or the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

  Limited Operating History; Accumulated Deficit. The Company was founded in 1988 but did not introduce its ROAMERplus calling service until 1991, did not introduce its carrier support services until 1993 and only recently introduced its prepaid service. Accordingly, the Company has only a limited operating history for the two services that comprised substantially all of its revenues from continuing operations in 1993, 1994, 1995 and the first quarter of 1996. Since its inception, the Company has been profitable only in 1994, 1995 and the first quarter of 1996 and, as of March 31, 1996, the Company had an accumulated deficit of $5.3 million. There can be no assurance that the Company will be profitable on either a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Ability to Manage Growth. The Company has expanded its operations rapidly, which has created significant demands on the Company's administrative, operational, development and financial personnel and other resources. Additional expansion by the Company may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. The Company hired a new chief executive officer in 1996 who has been involved only in the most recent operating history of the Company. If the Company's management, including its new chief executive officer, is unable to manage growth effectively, its business, financial condition and results of operations could be materially and adversely affected. See "Business--Employees" and "Management."

  The success of the Company's business depends in part upon the Company's ability to attract, train and retain a sufficient number of qualified personnel commensurate with the expanding needs of the Company. The Company's carrier support business is labor intensive and characterized by high personnel turnover. An increase in the turnover rate among the Company's employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of employees, it could be forced to limit its growth or possibly curtail its operations. Although the Company hired a significant number of employees in 1995 and the first quarter of 1996, there can be no assurance that the Company will be successful in attracting, training and retaining the required number of employees to support the Company's business in the future. See "Business-- Services."

  Competition. The market for services to wireless carriers is highly competitive and subject to rapid change. A number of companies currently offer one or more of the services offered by the Company. In addition, many wireless carriers are providing or can provide, in-house, the services that the Company offers. Trends in the wireless telephone industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for the Company's services and could make it more difficult for the Company to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, the Company anticipates continued growth in the wireless carrier services industry, and consequently, the entrance of new competitors in the future.

  The Company believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to customer needs, quality and breadth of service offerings, price and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the Company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs.

  Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on the Company's business, financial condition or results of operations.

  To remain competitive in the wireless carrier services industry the Company will need to continue to invest in engineering, research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the Company's business, financial condition or results of operations would be materially adversely affected. See "Business--Competition."

  Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company limits access to, and distribution of, its proprietary information, and has entered into confidentiality agreements with certain of its employees, consultants, clients and potential clients. In addition, the Company has recently instituted a policy requiring all senior management and software development employees, consultants, clients and potential clients to enter into confidentiality agreements in the future. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization, or to develop similar technology independently. If unauthorized copying or misuse of the Company's technology were to occur to any substantial degree the Company's business, financial condition and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

  Some of the software used to support the Company's roaming services and prepaid services is licensed by the Company from single vendors, which are small corporations. There can be no assurance that these suppliers will continue to license this software to the Company or, if any supplier terminates its agreement with the Company, that the Company will be able to develop or otherwise procure software from another supplier on a timely basis and at commercially acceptable prices. See "Business--Proprietary Rights."

  Although the Company has not received any notices from third parties alleging infringement claims, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all.

  Risk of System Failure or Inadequacy. The Company's operations are dependent upon its ability to maintain its computer, switching and other telecommunications equipment and systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Nearly all of the Company's computer and telecommunications equipment is located at its sites in Massachusetts, including the only switch used to handle the Company's ROAMERplus business. Although the Company is in the process of enhancing its back-up for its systems, these measures will not eliminate the risk to the Company's operations from a natural disaster or system failure. From time to time, the Company has suffered failure of its systems, which has resulted in delays in the delivery or a reduction in the quality of its services to some customers. In addition, the growth of the Company's customer base or a significant increase in call volume may strain the capacity of its computers and telecommunications systems and lead to degradations in performance or system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's property and business interruption insurance will be adequate to compensate the Company for any losses that may occur in the event of a system failure. See "Business--Services."

  In addition to its own systems, the Company relies on certain equipment, systems and services from third parties that are also subject to risks, including risks of system failure. For example, in providing its unregistered roaming service the Company depends on a single long distance carrier to provide the long distance service that is required to transport a roamer's call to the Company's facilities in Massachusetts. If the carrier was to fail to provide such service due to a system failure or other reason, the Company would be unable to service any unregistered roamers until the problem was resolved or an alternative long distance carrier was in place. The Company believes that it would incur significant expenses if it were required to replace its long distance carrier on short notice. The Company is also dependent on access to various credit information data bases to support its unregistered roaming business. If, for any reason, the Company was unable to access that data, the Company would be required either to cease providing the service until it reached a resolution of the problem or would be required to provide services without being able to manage the associated collection risk.

  Dependence on Key Personnel. The Company's future success depends in large part on the continued services of its key management, sales, engineering, research and development and operational personnel and on its ability to continue to attract, motivate and retain highly qualified employees in those areas. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting, motivating and retaining key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon the

Company's current business and future business prospects. The Company does not maintain any key man life insurance policies on any of its employees. See "Business--Employees" and "Management."

  Government Regulation and Legal Uncertainties. While most of the Company's operations are not directly regulated, the wireless carriers that constitute the Company's customers are heavily regulated at both the federal and state levels. Such regulation may decrease the growth of the wireless telephone industry, affect the development of the PCS market, limit the number of potential customers for the Company's services or impede the Company's ability to offer competitive services to the wireless telephone market or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. At the same time, recently enacted legislation deregulating the telecommunications industry may cause changes in the industry, including entrance of new competitors and industry consolidation, which could in turn subject the Company to increased pricing pressures, decrease the demand for the Company's services, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

  Control by Directors and Officers. Upon the closing of this offering, the Company's officers and Directors, and their affiliates, will beneficially own approximately 53.5% of the Company's outstanding Common Stock. As a result, these shareholders, acting together, will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring shareholder approval, regardless of how other shareholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

  No Public Market; Possible Volatility of Stock Price; Dividend Policy. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Factors such as the announcement of operating results that differ from expectations, changes in such expectations, quarter-to-quarter variations in operating results, announcements of technological innovations or new products and services by the Company or its competitors and market conditions for stocks of telecommunications services companies in general could have a significant impact on the future market price of the Common Stock. No dividends have been paid on the Common Stock to date, and the Company does not anticipate paying dividends in the foreseeable future.

  In addition, in recent years the stock market in general, and the shares of certain telecommunications-related companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

  Immediate and Substantial Dilution. The Price to Public shown on the cover page of this Prospectus is substantially higher than the net tangible book value per share of the outstanding Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution. In addition, investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent outstanding options are exercised and may incur additional dilution upon the exercise of outstanding stock options and options that may be granted in the future pursuant to the Company's 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. Although the Company has no commitments, agreements or pending negotiations with respect to any future acquisitions, it may make acquisitions in the future using shares of Common Stock or Preferred Stock, which would have the effect of reducing the percentage ownership of existing holders of Common Stock. See "Dilution."

  Management's Discretion as to Use of Unallocated Net Proceeds. The Company has not designated any specific use for a portion of the net proceeds from the sale of Common Stock described in this Prospectus. Rather, the Company expects to use a portion of the net proceeds for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

  Payments to Affiliates. In connection with the Company's redemption, upon the closing of this offering, of all outstanding shares of Redeemable Preferred Stock, including the payment of accumulated dividends thereon, Paul Tobin (Chairman of the Company's Board of Directors), BCG Investments, Inc. (an entity whose sole shareholder is Mr. Tobin) ("BCG Investments"), Robert Sullivan (a 5% shareholder of the Company), Highland Capital Partners, L.P. (with whom James McLean, a Director of the Company, is affiliated) ("Highland"), and entities affiliated with Burr, Egan, Deleage & Co. (of which Craig Burr, a Director of the Company, is a Managing General Partner) will receive an estimated $399,000, $425,000, $166,000, $5.9 million and $7.4 million, respectively in their capacities as holders of Redeemable Preferred Stock. See "Use of Proceeds" and "Certain Transactions."

  Shares Eligible for Future Sale; Registration Rights. Sales of the Company's Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock. Immediately after completion of the offering, the Company will have 12,223,812 shares of Common Stock outstanding, of which the 3,825,000 shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) will be eligible for sale without restriction. Following this offering, 8,398,812 outstanding shares of Common Stock (after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock) will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and under certain circumstances may be sold without registration pursuant to Rule 144. Approximately 367,986 of these shares will be eligible for sale in the public market pursuant to Rule 144(k) immediately after this offering. Approximately 4,754,468 additional shares will be eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of the final Prospectus. In addition, approximately 716,650 shares of Common Stock which may be acquired upon the exercise of outstanding vested options or options that will vest upon the closing of this offering would be eligible for sale in the public market pursuant to Rule 701 under the Securities Act and Rule 144 beginning 90 days after the date of the final Prospectus. Promptly after the date of this Prospectus, the Company intends to register approximately 1,489,792 shares of Common Stock issuable under its 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. The holders of approximately 8,398,812 shares of Common Stock (including 716,650 shares of Common Stock that may be acquired pursuant to the exercise of options that will be vested upon the closing of this offering held by them) have agreed not to publicly offer, sell or otherwise dispose of such shares for 180 days after the date of this Prospectus, without the prior consent of Alex. Brown & Sons Incorporated.

  The holders of approximately 8,231,051 shares of Common Stock are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

  Antitakeover Effect of Charter Provisions, By-Laws and Massachusetts
Law. The Company's Amended and Restated Articles of Organization and Massachusetts law contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Company's Amended and Restated By-laws and Massachusetts law provide for a classified Board of Directors, and the Restated Articles of Organization provide that members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, the Company's Board of Directors is authorized to issue shares of Common Stock and Preferred Stock without shareholder approval. Any such issuance could dilute and adversely affect various rights of the holders of Common Stock and could be used to discourage an unsolicited attempt to acquire control of the Company. These provisions, and other provisions of the Restated Articles of Organization, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Massachusetts Law and Certain Charter and By-Law Provisions."

                                USE OF PROCEEDS

  The net proceeds to BCG from the sale of shares of Common Stock offered by the Company hereby are estimated to be approximately $38.1 million, ($43.9 million if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the net proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company intends to use approximately $16.3 million of the net proceeds to redeem all 11,871 outstanding shares of the Company's Redeemable Preferred Stock at a redemption price of $1,000 per share, plus $4.4 million of accrued dividends on such stock. Mr. Tobin, BCG Investments (an entity whose sole shareholder is Mr. Tobin), Mr. Sullivan, Highland and entities affiliated with Burr, Egan, Deleage & Co., will receive approximately $399,000, $425,000, $166,000, $5.9 million and $7.4 million, respectively upon such redemption in their capacities as holders of shares of Redeemable Preferred Stock. See "Certain Transactions."

  The Company anticipates that approximately $11.0 million of the net proceeds will be used over the next 18 months for capital and other expenditures in connection with the deployment of the C/2/C Network. In addition, the Company currently anticipates that approximately $2.0 million of the net proceeds will be used to repay amounts outstanding under its Account Purchase Agreement with its outside billing agent. Borrowings under this facility bear interest at the prime rate plus 1.5% per annum and ranged from zero to $1.9 million during 1995 and the first quarter of 1996. As of April 15, 1996, $1.5 million was outstanding under the Account Purchase Agreement. In addition, approximately $1.5 million of the net proceeds will be used to repay amounts outstanding under a Master Lease Agreement, which bears interest at the rate of approximately 10.5% annually.

  The Company expects to use the balance of the net proceeds from this offering for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company currently has no plans, commitments or negotiations with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  Dividends on the Company's Redeemable Preferred Stock accrue at the rate of $80.00 per share per annum. As of April 15, 1996, the amount accrued for such dividends was $4.3 million. Dividends will continue to accrue on the Redeemable Preferred Stock until such shares are redeemed upon the closing of this offering.

  Except for such payments, the Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Future payment of dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1996, the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the issuance and sale by the Company of 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom as set forth in Use of Proceeds. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                            MARCH 31, 1996
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                        -------  --------------
                                                            (IN THOUSANDS)
Redeemable Preferred Stock, $1.00 par value, 13,000
 shares authorized, 11,871 shares issued and
 outstanding (actual); no shares issued and outstanding
 (as adjusted)......................................... $16,133     $   --
Shareholders' equity (deficit):
 Preferred Stock, $.01 par value, 2,000,000 shares
  authorized, no shares issued and outstanding (actual
  and as adjusted).....................................     --          --
 Convertible Preferred Stock, par value $1.00, 1,325
  shares authorized, 850 shares issued and outstanding
  (actual); no shares authorized, issued and
  outstanding (as adjusted) ...........................       1         --
 Common Stock, $.01 par value, 35,000,000 shares
  authorized; 3,719,204 shares issued and outstanding
  (actual), 12,223,812 shares issued and outstanding
  (as adjusted)(2).....................................      37         122
 Additional paid-in capital............................   3,029      41,030
 Accretion of dividends on Redeemable Preferred Stock..  (4,262)        --
 Accumulated deficit...................................  (5,294)     (9,556)
                                                        -------     -------
 Total shareholders' equity (deficit)..................  (6,489)     31,596
                                                        -------     -------
 Total capitalization.................................. $ 9,644     $31,596
                                                        =======     =======

- --------
(1) Gives effect to (i) the conversion of all outstanding shares of Convertible Preferred Stock into 5,004,608 shares of Common Stock upon the closing of this offering and (ii) the filing of a Restated Articles of Organization upon the closing of this offering creating a class of authorized but undesignated Preferred Stock.

(2) Excludes 984,741 shares of Common Stock issuable upon the exercise of options outstanding as of April 15, 1996 at a weighted average exercise price per share equal to $4.80. Also excludes 689,567 shares of Common Stock issuable upon the exercise of options to be granted under the Company's 1996 Stock Option Plan on the effective date of this offering, all at an exercise price per share equal to the Price to Public shown on the cover page of this Prospectus. See "Management--Executive Compensation--Stock Plans."

                                   DILUTION

  The pro forma deficit in net tangible book value of the Company's Common Stock as of March 31, 1996 was $9,021,578, or $1.03 per share. Pro forma net tangible book value per share of Common Stock represents the amount of total tangible assets (total assets less intangible assets) of the Company reduced by the Company's total liabilities and the redemption value of the Redeemable Preferred Stock, divided by the pro forma number of shares of Common Stock outstanding assuming conversion of all outstanding shares of Convertible Preferred Stock. After giving effect to the sale by the Company of 3,500,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share (and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company's Common Stock as of March 31, 1996 would have been $29,063,422, or $2.38 per share. This represents an immediate increase in pro forma net tangible book value of $3.41 per share of Common Stock to existing shareholders and an immediate dilution to new investors purchasing Common Stock in this offering of $9.62 per share of Common Stock. The following table illustrates this dilution per share of Common Stock to new investors:

Assumed initial public offering price per share................         $12.00
 Pro forma net tangible book value per share at March 31,
  1996......................................................... $(1.03)
 Increase per share attributable to new investors..............   3.41
                                                                ------
Pro forma net tangible book value per share after the offer-
 ing(1)........................................................           2.38
                                                                        ------
Dilution per share to new investors(1).........................         $ 9.62
                                                                        ======

- --------
(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value would be approximately $2.74 per share, resulting in dilution to new investors in this offering of $9.26 per share. See "Underwriting."

  The following table sets forth on a pro forma basis as of March 31, 1996, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 5,004,608 shares of Common Stock upon the closing of this offering, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing shareholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share):

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                          ---------- ------- ----------- ------- -------------
Existing
 shareholders(1).........  8,723,812   71.4% $ 3,066,629    6.8%    $ 0.35
New investors(1).........  3,500,000   28.6   42,000,000   93.2     $12.00
                          ----------  -----  -----------  -----
 Total................... 12,223,812  100.0% $45,066,629  100.0%
                          ==========  =====  ===========  =====

- --------
(1) Sales by the Selling Shareholders in this offering will cause the number of shares held by existing shareholders as of March 31, 1996 to be reduced to 8,398,812 shares or 68.7% of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 3,825,000 or 31.3% of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

  The foregoing tables assume no exercise of shares of Common Stock issuable upon the exercise of options outstanding at the date of this Prospectus. To the extent that outstanding options or any options granted in the future are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation--Stock Plans."

                     SELECTED CONSOLIDATED FINANCIAL DATA
  The selected consolidated financial data set forth below with respect to the Company's consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995 and with respect to the Company's consolidated balance sheets as of December 31, 1994 and 1995 have been derived from the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus and have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data set forth below with respect to the Company's consolidated statements of operations for the years ended December 31, 1991 and 1992 and with respect to the Company's consolidated balance sheets as of December 31, 1991, 1992 and 1993 have been derived from the Company's audited Consolidated Financial Statements, which are not included herein. The selected consolidated financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of future operating results. The consolidated selected financial data set forth below is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                       PRO FORMA
                                                                          PRO FORMA   THREE MONTHS    THREE MONTHS
                                                                          YEAR ENDED      ENDED          ENDED
                                   YEAR ENDED DECEMBER 31,               DECEMBER 31,   MARCH 31,      MARCH 31,
                          ---------------------------------------------  ------------ --------------  ------------
                           1991     1992      1993      1994     1995      1995(1)     1995    1996     1996(1)
                          -------  -------  --------  --------  -------  ------------ ------  ------  ------------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Service revenues:
 Calling services.......  $   809  $ 6,275  $  8,236  $ 16,005  $25,446    $25,446    $4,606  $7,214     $7,214
 Carrier support
  services..............      --       --        458     2,329    8,774      8,774     1,312   3,847      3,847
System revenues.........      --       --        --        --       --       2,068       --       92        248
                          -------  -------  --------  --------  -------    -------    ------  ------     ------
 Total revenues.........      809    6,275     8,694    18,334   34,220     36,288     5,918  11,153     11,309
Operating expenses:
 Cost of service
  revenues..............      825    4,252     6,638    14,212   26,100     26,100     4,634   8,311      8,311
 Cost of system
  revenues..............      --       --        --        --       --         887       --       37        105
 Engineering, research
  and development.......       54       96       152       270      839        929        99     419        496
 Sales and marketing....       72      290       504     1,268    1,934      2,320       398     558        621
 Management fees........      --       --        840     1,008    1,008      1,008       252     252        252
 General and
  administrative........    1,033    1,231       585       775    1,321      1,992       325     482        543
 Depreciation and
  amortization..........       41      115       244       396      889      1,219       175     359        413
                          -------  -------  --------  --------  -------    -------    ------  ------     ------
 Total operating
  expenses..............    2,025    5,984     8,963    17,929   32,091     34,455     5,883  10,418     10,741
                          -------  -------  --------  --------  -------    -------    ------  ------     ------
Operating income
 (loss).................   (1,216)     291      (269)      405    2,129      1,833        35     735        568
Interest expense........      312       30        41        64      150        204        16       6         15
                          -------  -------  --------  --------  -------    -------    ------  ------     ------
Income (loss) from
 continuing operations
 before income taxes....   (1,528)     261      (310)      341    1,979      1,629        19     729        553
Provision (benefit) for
 income taxes...........      --         2        22        52   (1,030)    (1,045)        2     300        250
                          -------  -------  --------  --------  -------    -------    ------  ------     ------
Income (loss) from
 continuing
 operations(2)..........   (1,528)     259      (332)      289    3,009    $ 2,674        17     429     $  303
                                                                           =======                       ======
Discontinued operations:
 Income (loss) from
  operations............   (2,625)  (1,116)      232       104     (129)                (129)    --
 Gain (loss) on
  disposal..............     (125)     (80)     (324)    1,402      (37)                 (37)    --
                          -------  -------  --------  --------  -------               ------  ------
Income (loss) from
 discontinued
 operations.............   (2,750)  (1,196)      (92)    1,506     (166)                (166)    --
                          -------  -------  --------  --------  -------               ------  ------
Net income (loss).......   (4,278)    (937)     (424)    1,795    2,843                 (149)    429
                          -------  -------  --------  --------  -------               ------  ------
Accretion of dividends
 on redeemable preferred
 stock..................      --    (1,030)   (1,030)   (1,016)    (950)                (237)   (237)
                          -------  -------  --------  --------  -------               ------  ------
Net income (loss)
 available to common
 shareholders...........  $(4,278) $(1,967) $ (1,454) $    779  $ 1,893               $ (386) $  192
                          =======  =======  ========  ========  =======               ======  ======
Net income (loss)
 available to common
 shareholders per common
 share(3):
 Continuing operations..  $ (0.51) $ (0.26) $  (0.42) $  (0.08) $  0.22    $  0.19    $(0.02) $ 0.02     $ 0.01
                          =======  =======  ========  ========  =======    =======    ======  ======     ======
 Net income (loss)......  $ (1.42) $ (0.65) $  (0.45) $   0.09  $  0.21               $(0.04) $ 0.02
                          =======  =======  ========  ========  =======               ======  ======
Shares used in computing
 net income (loss) per
 share..................    3,012    3,012     3,235     8,848    9,179      9,179     9,179   9,179      9,179
Supplemental net income
 available to common
 shareholders per common
 share(4):
 Continuing operations..                                        $  0.29    $  0.26            $ 0.04     $ 0.03
                                                                =======    =======            ======     ======
 Net income.............                                        $  0.27                       $ 0.04
                                                                =======                       ======
Shares used in computing
 supplemental net income
 per share..............                                         10,503     10,503            10,565     10,565
                                        DECEMBER 31,                      MARCH 31,
                          ---------------------------------------------  ------------
                           1991     1992      1993      1994     1995        1996
                          -------  -------  --------  --------  -------  ------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............  $ 1,235  $   890  $    681  $    204  $   253    $   353
Working capital.........      876      372       695     1,098    2,082        700
Total assets............    6,207    6,107     6,889     8,867   13,614     18,787
Redeemable preferred
 stock..................      --    13,901    14,930    14,947   15,896     16,133
Shareholders'
 deficit(5).............   (8,625)  (9,916)  (11,370)  (10,591)  (8,698)    (6,489)

- -------
(1) In February 1996, the Company acquired VST for Common Stock and cash with an aggregate value of approximately $2.5 million. The reduction of net income arising in the pro forma results of operations is primarily attributable to a non-cash charge related to amortization of goodwill arising from the acquisition. See unaudited Pro Forma Condensed Consolidated Financial Statements.
(2) In 1995, the Company reversed the deferred tax asset valuation allowance, resulting in a tax benefit of $1.8 million. In addition, in 1994 and 1995, the Company realized benefits from net operating loss carryforwards of $382,000 and $840,000, respectively. See Note 6 of Notes to Consolidated Financial Statements.
(3) See Note 2 of Notes to Consolidated Financial Statements.

(4) Supplemental net income available to common shareholders per common share reflects the use of proceeds to redeem Redeemable Preferred Stock and to repay borrowings outstanding under the Company's Account Purchase Agreement. The Company will pay 4.4 million of dividends to holders of Redeemable Preferred Stock out of the proceeds of this offering, of which $3.8 million will be paid to affiliates. See "Use of Proceeds" and Note 2 of Notes to Consolidated Financial Statements.

(5) The Company has never declared or paid cash dividends on its Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  BCG develops, markets and provides calling services and carrier support services to cellular carriers and cellular subscribers in the United States, Canada and Mexico. The Company was organized in 1988 and introduced its ROAMERplus calling service in 1991. The Company introduced its carrier support service in 1993 and its prepaid calling service in early 1996. The Company primarily charges for its services on a per minute or per call basis, or a combination thereof. The Company receives payment for its ROAMERplus service from cellular subscribers using the service and receives payment for carrier support services from the applicable carrier. Revenues are recognized at the time the service is provided and are recorded net of estimated chargebacks and other billing adjustments.

  The Company has experienced a significant increase in revenues over the last three years. Revenues grew from approximately $8.7 million in 1993 to $34.2 million in 1995. The Company's income (loss) from continuing operations before income taxes for that same period increased from a loss of $310,000 in 1993 to income of approximately $2.0 million in 1995. This growth resulted primarily from an increase in the number of the Company's carrier customers, the introduction of carrier support services in 1993 and an increase in demand for the Company's services due to the general growth in the cellular industry.

  The Company's ROAMERplus calling service is now being used by a substantial number of the cellular carriers in the United States. Accordingly, the Company believes that any further growth in revenues from its ROAMERplus calling service is more likely to be from general growth of the cellular roaming market than from the addition of new carrier customers for the Company's ROAMERplus service. There can be no assurance that general growth in the roaming market will continue at historical rates or at all.

  The Company completed the design of the C/2/C Network in late 1995 and recently completed a trial use of its prepaid service, which uses the C/2/C Network, by the cellular division of one of the RBOCs. The Company has entered into a contract with that carrier and expects commercial use of its prepaid service by that carrier to begin in the second quarter of 1996. The Company has entered into contracts with three additional cellular carriers and is in discussions with a number of other cellular carriers to provide its prepaid service to them. There can be no assurance, however, that additional carriers will enter into commercial agreements for prepaid service from the Company. The Company is in the initial stages of installing the voice nodes and establishing the data links that will make up the C/2/C Network. The Company intends to charge carriers for its prepaid service using the C/2/C Network on a per minute basis. See "Business--Services."

  In February 1996, the Company acquired Voice Systems Technology Inc. ("VST") for stock and cash with an aggregate value of approximately $2.5 million. VST has developed a voice processing platform with enhanced features for providing prepaid cellular and enhanced services to cellular subscribers, which is now in commercial use. VST's platform uses proprietary technology that is complementary to the technology used in the Company's C/2/C Network. The Company accounted for the acquisition as a purchase and recorded approximately $2.5 million of goodwill in connection with the transaction, which will be amortized over a period of eight years.

  The Company has sold three of its businesses since 1994 in order to focus on its calling and carrier support services. The Company sold its cellular sales and service business located in the mid-Atlantic region in March 1995 for $573,000; its rural cellular business located in Massachusetts in October 1994 for $8.0 million; and its air-to-ground system business in March 1994 for $150,000. Operating results of these businesses and the gain or loss on disposal have been presented as discontinued operations.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, the percentage relationship of certain statement of operations items to total revenues:

                                                            THREE MONTHS
                                                                ENDED
                                 YEAR ENDED DECEMBER 31,      MARCH 31,
                               --------------------------   ------------
                                1993      1994     1995     1995   1996
                               -------   -------  -------   -----  -----
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Service revenues:
 Calling services............     94.7 %    87.3%    74.4 %  77.8%  64.7%
 Carrier support services....      5.3      12.7     25.6    22.2   34.5
System revenues..............      --        --       --      --     0.8
                               -------   -------  -------   -----  -----
  Total revenues.............    100.0     100.0    100.0   100.0  100.0
Operating expenses:
 Cost of service revenues....     76.4      77.5     76.3    78.3   74.5
 Cost of system revenues.....      --        --       --      --     0.3
 Engineering, research and
  development................      1.7       1.5      2.5     1.7    3.8
 Sales and marketing.........      5.8       6.9      5.7     6.7    5.0
 Management fees.............      9.7       5.5      2.9     4.3    2.3
 General and administrative..      6.7       4.2      3.8     5.4    4.3
 Depreciation and
  amortization...............      2.8       2.2      2.6     3.0    3.2
                               -------   -------  -------   -----  -----
  Total operating expenses...    103.1      97.8     93.8    99.4   93.4
                               -------   -------  -------   -----  -----
Operating income (loss)......     (3.1)      2.2      6.2     0.6    6.6
Interest expense.............      0.5       0.3      0.4     0.3    0.1
                               -------   -------  -------   -----  -----
Income (loss) from continuing
 operations before income
 taxes.......................     (3.6)      1.9      5.8     0.3    6.5
Provision (benefit) for in-
 come taxes..................      0.2       0.3     (3.0)    --     2.7
                               -------   -------  -------   -----  -----
Income (loss) from continuing
 operations..................     (3.8)%     1.6%     8.8 %   0.3%   3.8%
                               =======   =======  =======   =====  =====

THREE MONTHS ENDED MARCH 31, 1995 AND 1996

  Service and system revenues. Total revenues increased 88.5% from $5.9 million in the three months ended March 31, 1995 to $11.2 million in the three months ended March 31, 1996. Calling services revenues increased 56.6% from $4.6 million in the three months ended March 31, 1995 to $7.2 million in the three months ended March 31, 1996, due primarily to increased revenues generated by higher call volumes from existing carrier customers. The increase in revenues generated from existing carrier customers resulted from the general growth in the number of cellular subscribers, increased roaming by cellular subscribers and increased frequency in the suspension of inter-carrier roaming agreements between cellular carriers due to increased fraud. Carrier support services revenues increased 193.3% from $1.3 million in the three months ended March 31, 1995 to $3.8 million in the three months ended March 31, 1996. Of this increase, approximately $2.1 million was attributable to the addition of new carrier customers and the balance was primarily attributable to additional services provided to existing customers. System revenues of $92,000 represent revenues generated by VST in March 1996, its first month of operations as a wholly-owned subsidiary of the Company.

  Cost of service revenues. Cost of service revenues consist primarily of cellular network and landline transmission costs and the personnel costs associated with handling operator assisted ROAMERplus calls and carrier support service calls. Cost of service revenues increased 79.3% from $4.6 million in the three months ended March 31, 1995 to $8.3 million in the three months ended March 31, 1996, but decreased as percentage of revenues from 78.3% to 74.5% in the three months ended March 31, 1995 and 1996, respectively. The decrease in cost of service revenues as a percentage of revenues was caused by the relative increase in carrier support services as a percentage of total revenues, which generally have a lower cost of services as a percentage of revenues than calling services. This more than offset higher per minute cellular network charges, which are a significant part of calling services costs.

  Cost of system revenues. Cost of system revenues represents the cost of voice processing systems sold by VST. Cost of system revenues totaling $37,000 represents costs associated with systems sold in March 1996.

  Engineering, research and development expenses. Engineering, research and development expenses include primarily the salaries and benefits of software development and engineering personnel associated with the development, implementation and maintenance of existing and new services. Engineering, research and development expenses increased 324.2% from $99,000 in the three months ended March 31, 1995 to $419,000 in the three months ended March 31, 1996 and increased as a percentage of revenues from 1.7% to 3.8% in the three months ended March 31, 1995 and 1996, respectively. This increase was principally due to costs associated with the Company's hiring of new personnel to support the development, implementation and deployment of the C/2/C Network for its prepaid service, and to a lesser extent, additional personnel to support the expansion of its carrier support services and continued development of new calling services. The Company intends to continue to significantly increase its engineering, research and development expenditures to continue development of its prepaid and other enhanced wireless services.

  Sales and marketing expenses. Sales and marketing expenses include direct sales force salaries and commissions, travel and entertainment expenses, and the cost of trade shows, advertising and other promotional expenses. Sales and marketing expenses increased 40.2% from $398,000 in the three months ended March 31, 1995 to $558,000 in the three months ended March 31, 1996, and decreased as a percentage of revenues from 6.7% to 5.0% in the three months ended March 31, 1995 and 1996, respectively. The increase in sales and marketing expenses was due primarily to an additional $70,000 in trade show costs, an additional $47,000 in payroll related costs for existing and new sales personnel and additional expenditures for other sales and marketing costs to support the more sales intensive carrier support services business and to support concentrated sales and marketing efforts related to prepaid services. The decrease in sales and marketing expenses as a percentage of revenues was due to the overall increase in revenues, particularly increased revenues attributable to calling services, for the Company's established customers. The Company expects to increase expenditures on sales and marketing in the future, particularly in connection with its prepaid service, and such expenditures are expected to vary as a percentage of revenues.

  Management fees. Management fees of $252,000 for the three months ended March 31, 1995 and 1996 represent the costs associated with payroll and certain benefit costs of senior management personnel responsible for the operations of the Company payable under the terms of a Management Agreement with Boston Communications Capital Corporation. The Management Agreement was terminated on March 31, 1996. As a result of the termination, the entire payroll and related costs of these senior management personnel now are being directly incurred by the Company. See "Certain Transactions."

  General and administrative expenses. General and administrative expenses include salaries and benefits, rent and other administrative expenses. General and administrative expenses increased 48.2% from $325,000 in the three months ended March 31, 1995 to $482,000 in the three months ended March 31, 1996, due primarily to an increased number of employees and related expenses to support the Company's growth. Total general and administrative expenses decreased as a percentage of revenues from 5.4% to 4.3% in the three months ended March 31, 1995 and 1996, respectively. This decrease was attributable primarily to the significant growth of revenues, which the Company was able to achieve without a commensurate percentage increase in general and administrative expenses. The Company anticipates that general and administrative expenses will continue to increase as the Company hires additional personnel, although such amounts are not expected to increase as a percentage of revenues.

  Depreciation and amortization expense. Depreciation and amortization expense includes depreciation of telecommunications systems equipment, furniture and fixtures and leasehold improvements. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Goodwill related to the acquisition of VST is being amortized over eight years. Depreciation and amortization expense increased 104.7% from $175,000 in the three months ended March 31, 1995 to $359,000 in the three months ended March 31, 1996. This increase was due primarily to depreciation of additional technical equipment to support the Company's calling and carrier support services and furniture and fixtures and leasehold improvements to support expansion of the Company's call centers. The Company expects depreciation expense to increase as the Company begins commercial use of its C/2/C Network and depreciates the related capital costs. Amortization expense will increase as the Company continues to amortize goodwill associated with its acquisition of VST.

  Interest expense. Interest expense decreased 63.6% from $16,000 in the three months ended March 31, 1995 to $6,000 in the three months ended March 31, 1996. Interest expense results from interim period borrowings under the Company's Account Purchase Agreement, which are sometimes necessary due to variations in the timing of cash receipts from the Company's collection sources. Borrowings during the three months ended March 31, 1996 ranged from zero to $500,000 and averaged approximately $88,000. The Company borrowed $500,000 on February 29, 1996 to finance the acquisition of VST which accounted for $4,000 of the interest expense in the three months ended March 31, 1996.

  Provision for income taxes. Income taxes increased from $2,000 in the three months ended March 31, 1995, to $300,000 in the three months ended March 31, 1996. The increase in the effective tax rate from 12.4% to 41.2% was due primarily to the Company's reversal of its valuation reserve in the fourth quarter of 1995. As a result, income taxes beginning in the first quarter of 1996 will have a more normal relation to income.

  Income (loss) from continuing operations. The Company recognized income from continuing operations of $17,000 in the three months ended March 31, 1995 and $429,000 in the three months ended March 31, 1996. This increase reflects higher revenues achieved in the three months ended March 31, 1996 for all of the Company's services and the general decline in expenses as a percentage of revenues. Income from continuing operations was also negatively impacted in the first three months of 1995 due to the expansion of operations at the Company's Burlington call center and the commensurate increase in operating expenses resulting from additional personnel and related expenses required to operate that call center.

  Income (loss) from discontinued operations. The loss of $166,000 from discontinued operations in the three months ended March 31, 1995 represents the loss from operations of $129,000 associated with the Company's cellular sales and service business and the loss on sale of that business of $37,000.

YEARS ENDED DECEMBER 31, 1994 AND 1995

  Service revenues. Total revenues increased 86.6% from $18.3 million in 1994 to $34.2 million in 1995. Calling services revenues increased 59.0% from $16.0 million in 1994 to $25.4 million in 1995, due primarily to increased revenues generated from existing carrier customers. The increase in revenues generated from existing carrier customers resulted from general growth in the number of cellular subscribers, increased roaming by cellular subscribers and increased frequency in the suspension of inter-carrier roaming agreements between cellular carriers. Carrier support services revenues increased 276.6% from $2.3 million in 1994 to $8.8 million in 1995. Of this increase, approximately $3.7 million was attributable to the addition of a new carrier customer, approximately $1.5 million was attributable to increased services provided to an existing customer and the balance was primarily attributable to increased services provided to other existing customers.

  Cost of service revenues. Cost of service revenues increased 83.7% from $14.2 million in 1994 to $26.1 million in 1995, but decreased as a percentage of revenues from 77.5% in 1994 to 76.3% in 1995.

The decrease in the cost of service revenues as a percentage of revenues was caused by the relative increase as a percentage of total revenues of carrier support services, which generally have a lower cost of services as a percentage of revenues than calling services. This more than offset higher per minute cellular network charges, which are a significant part of calling services costs.

  Engineering, research and development expenses. Engineering, research and development expenses increased 211.3% from $270,000 in 1994 to $839,000 in 1995, and increased as a percentage of revenues from 1.5% in 1994 to 2.5% in 1995. This increase was due to the Company's hiring of new personnel to support the development of the C/2/C Network for its prepaid service, expansion of its carrier support services and continued development of new calling services.

  Sales and marketing expenses. Sales and marketing expenses increased 52.5% from $1.3 million in 1994 to $1.9 million in 1995, and decreased as a percentage of revenues from 6.9% in 1994 to 5.7% in 1995. The increase in sales and marketing expenses was due primarily to an additional $315,000 in payroll costs for existing and new sales personnel, an additional $70,000 in trade show expenditures and additional expenditures for other sales and marketing costs to support the more sales intensive carrier support business and to initiate marketing efforts relating to prepaid services. The decrease in sales and marketing expenses as a percentage of revenues was due to the overall increase in revenues, particularly increased revenues attributable to calling services for the Company's established customers.

  Management fees. Management fees of $1.0 million in 1994 and 1995 represent the costs associated with payroll and certain benefit costs of senior management personnel responsible for the operations of the Company.

  General and administrative expenses. General and administrative expenses increased 70.4% from $775,000 in 1994 to $1.3 million in 1995, due principally to an increased number of employees and related expenses to support the Company's growth. These expenses decreased as a percentage of revenues from 4.2% in 1994 to 3.8% in 1995. This decrease was attributable primarily to the significant growth of revenues, which the Company was able to achieve without a commensurate percentage increase in general and administrative expenses.


  Depreciation and amortization expense. Depreciation and amortization expense increased 124.2% from $396,000 in 1994 to $889,000 in 1995. This increase was due primarily to depreciation of additional equipment and furniture acquired during the period to support the Company's carrier support business.

  Interest expense. Interest expense increased 135.5% from $64,000 in 1994 to $150,000 in 1995. Borrowings under the Company's Account Purchase Agreement during 1995 ranged from zero to $1.9 million and averaged approximately $1.1 million.

  Provision (benefit) for income taxes. Income tax expense of $52,000 in 1994 and a benefit of $1.0 million in 1995 do not have a normal relationship to pretax income because of the benefit of federal net operating loss carryforwards and a reduction in deferred tax asset valuation reserves. In 1994 and 1995, the benefit from applying federal net operating loss carryforwards to taxable income was $382,000 and $840,000, respectively. As a result of having achieved a second year of profitability and expecting near term profitability, the Company determined that the valuation allowance recorded upon adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", was no longer necessary. Therefore, the Company reversed the valuation allowance in 1995, which resulted in a tax benefit of $1.8 million. At December 31, 1995, there were no additional unrecognized federal net operating loss carryforwards for financial reporting purposes, and the Company had $3.0 million of net operating loss carryforwards for federal income tax purposes that begin to expire in 2003.

  Income (loss) from continuing operations. The Company generated income from continuing operations of $289,000 in 1994 and $3.0 million in 1995. This increase reflects higher revenues achieved in 1995 for all of the Company's services, the general decline in expenses as a percentage of revenues and the tax benefit from the reversal of the valuation allowance relating to the Company's net operating loss carryforwards.

  Income (loss) from discontinued operations. The gain on disposal of $1.4 million in 1994 resulted from the Company's sale of its rural cellular telephone system. Included in the $104,000 income from discontinued operations was a loss of $158,000 from the rural cellular telephone system and income of $262,000 from the operations of the Company's cellular sales and service business. The operating loss from discontinued operations of $129,000 in 1995 and the loss from the sale of discontinued operations of $37,000 were attributable to the Company's cellular sales and service business that was sold in 1995.

YEARS ENDED DECEMBER 31, 1993 AND 1994

  Service revenues. Total revenues increased 110.9% from $8.7 million in 1993 to $18.3 million in 1994. Calling services revenues increased 94.3% from $8.2 million in 1993 to $16.0 million in 1994, due primarily to increased revenues generated from existing carrier customers and, to a lesser extent, from new carrier customers. The increased revenues generated from existing carrier customers resulted from general growth in the number of cellular subscribers, increased roaming by cellular subscribers and, to a lesser extent, the increased frequency in the suspension of inter-carrier roaming agreements between cellular carriers due to increased fraud. Carrier support services revenues increased 408.3% from $458,000 in 1993 to $2.3 million in 1994. The Company commenced carrier support services in 1993, and the increase in year to year revenues reflects a full year of operations in 1994, the roll out of that service to customers in place at the end of 1993 and the addition of new customers during 1994.

  Cost of service revenues. Cost of service revenues increased 114.1% from $6.6 million in 1993 to $14.2 million in 1994, and increased as a percentage of revenues from 76.4% in 1993 to 77.5% in 1994. The increase in cost of service revenues as a percentage of revenues reflects higher per minute cellular network charges, which are a significant part of calling services costs, partially offset by the relative increase as a percentage of revenues of carrier support services, which generally have a lower cost of services as a percentage of revenues than calling services.

  Engineering, research and development expenses. Engineering, research and development expenses increased 77.4 % from $152,000 in 1993 to $270,000 in 1994, but decreased as a percentage of revenues from 1.7% to 1.5%. The increase in expenses was due primarily to the Company's hiring of new personnel to support the expansion of its carrier support services and the commencement of development by the Company in 1994 of new calling services. The relative decrease in these expenses as a percentage of revenues was primarily due to the growth of the Company's revenues from services which did not require a commensurate increase in engineering expenditures in 1994.

  Sales and marketing expenses. Sales and marketing expenses increased 151.5% from $504,000 in 1993 to $1.3 million in 1994, and increased as a percentage of revenues from 5.8% to 6.9%. The increase in sales and marketing expenses was due primarily to an additional $387,000 in payroll related costs for new and existing sales personnel, an additional $67,000 in trade show expenditures and additional expenditures for other sales and marketing costs to support the more sales-intensive carrier support business.

  Management fees. Management fees of $840,000 and $1.0 million in 1993 and 1994, respectively, represent the costs associated with payroll and certain benefit costs of senior management personnel responsible for the operations of the Company. The increase in management fees was due primarily to the hiring of additional personnel in 1994.

  General and administrative expenses. General and administrative expenses increased 32.5% from $585,000 in 1993 to $775,000 in 1994, due primarily to an increased number of employees and related expenses to support the Company's growth. These expenses decreased as a percentage of revenues from 6.7% in 1993 to 4.2% in 1994. This decrease was attributable primarily to the significant growth of revenues, which the Company was able to achieve without a commensurate percentage increase in general and administrative expenses.

  Depreciation and amortization expense. Depreciation and amortization expense increased 62.5% from $244,000 in 1993 to $396,000 in 1994. This increase was due primarily to depreciation of additional equipment and furniture acquired during the period.

  Interest expense. Interest expense increased 57.7% from $41,000 in 1993 to $64,000 in 1994 due to increased borrowings under the Company's Account Purchase Agreement.

  Provision (benefit) for income taxes. Income tax expense of $22,000 in 1993 and $52,000 in 1994 represents federal alternative minimum taxes and state taxes. In 1993, given the cumulative losses incurred by the Company, the Company established reserves for its deferred tax assets, including the benefit of net operating loss carryforwards, and accordingly did not record any benefit attributable to those deferred tax assets. In 1994, the Company realized a benefit of $382,000 from utilization of net operating loss carryforwards to offset income tax expense. The Company continued to provide an allowance for the deferred tax assets because of the uncertainty that the Company's earnings pattern would continue.

  Income (loss) from continuing operations. The Company realized a loss from continuing operations of $332,000 in 1993 and income from continuing operations of $289,000 in 1994. This increase reflects higher revenues achieved in 1994 for all of the Company's services, the general decline in expenses as a percentage of revenues and the recognition of a greater net operating loss carryforward in 1994 as compared to 1993.

  Income (loss) from discontinued operations. The operating income from discontinued operations in 1993 of $232,000 includes income of $205,000 related to the Company's cellular sales and service business, income of $140,000 related to the rural cellular telephone system and a loss of $113,000 from the Company's air-to-ground business. The loss on the disposal of discontinued operations of $324,000 relates to the sale of the Company's air-to-ground business in 1993. The gain on disposal of $1.4 million in 1994 resulted from the Company's sale of its rural cellular telephone system. Included in income from discontinued operations of $104,000 was a loss of $158,000 from the rural cellular telephone system and income of $262,000 from the operations of the Company's cellular sales and service business.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth certain unaudited quarterly results of operations of the Company for the eight quarters in the two year period ended March 31, 1996, including such amounts expressed as a percentage of revenues. This quarterly information is unaudited, has been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of the Company's management, reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The quarterly operating results are not necessarily indicative of future results of operations.

                                                      THREE MONTHS ENDED
                          ----------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31,  MARCH 31,
                            1994     1994      1994     1995      1995     1995      1995      1996
                          -------- --------- -------- --------- -------- --------- --------  ---------
                                                        (IN THOUSANDS)
Service revenues:
 Calling services.......   $3,688   $4,557    $4,785   $4,606    $6,579   $ 7,387  $ 6,874    $ 7,214
 Carrier support
  services..............      458      598       952    1,312     1,934     2,706    2,822      3,847
System revenues.........      --       --        --       --        --        --       --          92
                           ------   ------    ------   ------    ------   -------  -------    -------
 Total revenues.........    4,146    5,155     5,737    5,918     8,513    10,093    9,696     11,153
Operating expenses:
 Cost of service
  revenues..............    3,311    4,047     4,294    4,634     6,568     7,612    7,286      8,311
 Cost of system
  revenues..............      --       --        --       --        --        --       --          37
 Engineering, research
  and development.......       37       57       117       99       168       321      251        419
 Sales and marketing....      262      268       489      398       475       532      529        558
 Management fees........      252      252       252      252       252       252      252        252
 General and
  administrative........      159      197       241      325       333       320      343        482
 Depreciation and
  amortization..........       78       95       150      175       210       246      258        359
                           ------   ------    ------   ------    ------   -------  -------    -------
 Total operating
  expenses..............    4,099    4,916     5,543    5,883     8,006     9,283    8,919     10,418
                           ------   ------    ------   ------    ------   -------  -------    -------
Operating income........       47      239       194       35       507       810      777        735
Interest expense........       19       26         8       16        35        46       53          6
                           ------   ------    ------   ------    ------   -------  -------    -------
Income from continuing
 operations before
 income taxes...........       28      213       186       19       472       764      724        729
Provision (benefit) for
 income taxes...........        3       26        23        2        63       100   (1,195)       300
                           ------   ------    ------   ------    ------   -------  -------    -------
Income from continuing
 operations.............   $   25   $  187    $  163   $   17    $  409   $   664  $ 1,919    $   429
                           ======   ======    ======   ======    ======   =======  =======    =======
                                              AS A PERCENTAGE OF SERVICE REVENUES
                          ----------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31,  MARCH 31,
                            1994     1994      1994     1995      1995     1995      1995      1996
                          -------- --------- -------- --------- -------- --------- --------  ---------
Service revenues:
 Calling services.......     89.0%    88.4%     83.4%    77.8%     77.3%     73.2%    70.9%      64.7%
 Carrier support........     11.0     11.6      16.6     22.2      22.7      26.8     29.1       34.5
System revenues.........      --       --        --       --        --        --       --         0.8
                           ------   ------    ------   ------    ------   -------  -------    -------
 Total revenues.........    100.0    100.0     100.0    100.0     100.0     100.0    100.0      100.0
Operating expenses
 Cost of service
  revenues..............     79.9     78.5      74.8     78.3      77.2      75.4     75.1       74.5
 Cost of system
  revenues..............      --       --        --       --        --        --       --         0.3
 Engineering, research
  and development.......       .9      1.1       2.0      1.7       2.0       3.2      2.6        3.8
 Sales and marketing....      6.3      5.2       8.5      6.7       5.6       5.3      5.5        5.0
 Management fees........      6.1      4.9       4.4      4.3       2.9       2.5      2.6        2.3
 General and
  administrative........      3.8      3.8       4.2      5.4       3.9       3.2      3.6        4.3
 Depreciation and
  amortization..........      1.9      1.8       2.6      3.0       2.5       2.4      2.7        3.2
                           ------   ------    ------   ------    ------   -------  -------    -------
 Total operating
  expenses..............     98.9     95.3      96.5     99.4      94.1      92.0     92.1       93.4
                           ------   ------    ------   ------    ------   -------  -------    -------
Operating income........      1.1      4.7       3.5      0.6       5.9       8.0      7.9        6.6
Interest expense........      0.5      0.5       0.1      0.3       0.4       0.5      0.5        0.1
                           ------   ------    ------   ------    ------   -------  -------    -------
Income from continuing
 operations before
 income taxes...........      0.6      4.2       3.4      0.3       5.5       7.5      7.4        6.5
Provision (benefit) for
 income taxes...........      0.1      0.5       0.4      --        0.7       1.0    (12.3)       2.7
                           ------   ------    ------   ------    ------   -------  -------    -------
Income from continuing
 operations.............      0.5%     3.7%      3.0%     0.3%      4.8%      6.5%    19.7%       3.8%
                           ======   ======    ======   ======    ======   =======  =======    =======

  The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new services offered by the Company or its competitors, changes in the mix of services provided by the Company, changes in regulations affecting the wireless industry, changes in the Company's operating expenses, personnel changes, and general economic conditions. In particular, the Company's calling service revenues are affected by the frequency and volume of use of the Company's services, which may be influenced by seasonal trends, as well as changes in demand during particular periods due to a higher or lower incidence of temporary suspension of inter-carrier roaming agreements in certain markets. Carrier support revenues may be influenced by the requirements of one or more of the Company's significant carrier support customers, including engagement of the Company for implementing or assisting in implementing special projects of limited duration. In this regard, the Company's carrier support revenues were favorably affected in the second and third quarters of 1995 by the Company's implementation of a special project for one of its major carrier customers. The Company does not anticipate that the acquisition of VST will have a significant impact on the quarterly results.

  Because a significant portion of the Company's operating expenses are committed in advance, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, unexpected revenue shortfalls could cause significant variations in operating results from quarter to quarter and could have a material adverse effect on the Company's results of operations. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of likely future performance. See "Risk Factors--Potential Fluctuations in Quarterly Performance."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded operations to date primarily through private sales of securities and cash flow from operations. Total proceeds from the sale of Common Stock, Convertible Preferred Stock and Redeemable Preferred Stock through March 31, 1996 were $13.0 million. As of March 31, 1996, the Company had net cash of $353,000.

  On February 29, 1996, the Company acquired the net assets of VST for Common Stock and cash with an aggregate value of approximately $2.5 million. The cash consideration was financed with the Company's existing credit facility described below.

  The Company has short-term financing available under an Account Purchase Agreement with its outside billing agent. Amounts available under this agreement are limited to the lesser of $2.8 million or 70% of eligible trade receivables, which receivables amounted to $4.9 million as of March 31, 1996. Borrowings are payable on demand and bear interest at the prime rate plus 1.5% per annum. Borrowings under this facility during 1995 and the first quarter of 1996 ranged from zero to $1.9 million, and $1.5 million was outstanding as of April 15, 1996. The Company intends to use a portion of the net proceeds of this offering to repay any outstanding balances under this facility.

  In April, 1996, the Company entered into a Master Lease Agreement to finance $1.5 million in telecommunications equipment and furniture and fixtures over 36 months at an annual interest rate of approximately 10.5%. As of May 31, 1996, the Company had used the entire $1.5 million and the lease was accounted for as a capital lease.

  Net cash provided by operations increased from $442,000 in 1994 to $2.0 million in 1995, primarily due to improved operating results. In the three months ended March 31, 1996, accounts receivable increased $1.2 million which was principally due to $1.0 million in additional revenues generated from the Company's carrier support services, and to a lesser extent, increased revenues from calling services and receivables acquired from the acquisition of VST. Accounts payable and accrued expenses increased $2.4 million during the three months ended March 31, 1996 due to increased operating costs, the acquisition of VST and purchases of property and equipment to support the capital expansion related to the C/2/C network, and to a lesser extent, the growth of the Company. In 1994, 1995 and the three months ended March 31, 1996, the Company expended $2.2 million, $3.0 million and $1.5 million, respectively, to purchase property and equipment to support the expansion and growth of its business. These purchases consisted of $1.5 million and $2.4 million of telecommunications systems in 1994 and 1995, respectively, primarily related to the Company's carrier support services and $1.2 million of telecommunications systems in the three months ended March 31, 1996, primarily related to the Company's prepaid service. Proceeds from the sale of the Company's discontinued businesses generated $7.5 million of cash in 1994 and $1.1 million of cash in 1995. The Company anticipates that its capital expenditures, including the development and commercial deployment of the C/2/C Network for its prepaid service, will require an investment of approximately $15 million over the next 18 months.

  The Company's financing activities used net cash of $6.2 million in 1994 for the repayment of $5.2 million of long-term debt and the repurchase of $1.0 million of Redeemable Preferred Stock.

  The Company believes that the proceeds from this offering, together with existing cash balances and funds anticipated to be generated from operations, will be sufficient to finance the Company's operations for at least the next 18 months.

                                   BUSINESS

  Boston Communications Group develops, markets and provides innovative call processing and customer support services to wireless telephone carriers. The Company's services are designed to enable wireless telephone carriers to focus internal resources on their core business activities, while increasing revenues, improving service quality and reducing costs. To date, the Company's principal service offerings have included its ROAMERplus calling service and its carrier support services. The Company's ROAMERplus service provides carriers with the ability to cost-effectively generate revenues from subscribers who are not covered under traditional roaming agreements by arranging payment for the roaming calls and paying carriers for the air time used. BCG is the leading provider of roaming services to the unregistered roaming market. The Company's carrier support services allow wireless carriers to outsource all or a portion of their customer service activities, and are designed to help wireless carriers retain subscribers, reduce costs and manage growth. In early 1996, BCG introduced its prepaid wireless service that will enable wireless carriers to offer their services on a prepaid basis. The Company is in the process of deploying its C/2/C Network to support this service on a nationwide basis. As of April 1, 1996, BCG provided one or more of its services to approximately 95 cellular carriers in the United States, Mexico and Canada, including nine of the 10 largest cellular carriers, by population covered, in the United States.

INDUSTRY BACKGROUND

  The wireless telephone industry emerged in the early 1980's when the FCC granted two cellular licenses in each of 734 geographic markets covering the United States. The industry has subsequently undergone significant consolidation as cellular carriers have sought to achieve greater market coverage and economies of scale in operations, marketing, customer service and support. Currently, a substantial number of cellular licenses are held by a small number of companies, including: AT&T Wireless, AirTouch Communications, Ameritech Cellular, Bell Atlantic NYNEX Mobile, BellSouth Mobility, GTE Mobile Communications, Inc., Southwestern Bell Mobile Systems, Inc. ("Southwestern Bell Mobile"), United States Cellular Corp. ("United States Cellular") and U.S. West, Inc. The remaining cellular licenses are held by approximately 200 companies.

  In early 1993, the FCC allocated a part of the electromagnetic spectrum for "personal communications services," generally known as "PCS." The stated goals of the FCC in making this allocation included the creation of competitors for existing cellular carriers and the development of new wireless services. To allocate the PCS spectrum, the FCC divided the United States into 51 "Major Trading Areas" and 493 "Basic Trading Areas" and has begun auctioning licenses for various PCS applications, such as advanced paging services and cellular-like wireless telephone services. In all, there are 2,074 PCS licenses to be allocated in the United States. The FCC recently completed its auction or sale of the first 102 of the total of 2,074 PCS licenses, resulting in total proceeds of more than $7.0 billion, and is in the process of auctioning and issuing an additional 493 PCS licenses with aggregate net bids totalling
$10.2 billion. Eventually, there are expected to be three to six PCS competitors in most markets across the United States. Purchasers of licenses have started building the infrastructure required to support PCS, and the service is currently available in a limited number of markets.

  Wireless telephone service has been one of the fastest growing areas of the telecommunications industry over the last ten years. The Cellular Telecommunications Industry Association ("CTIA") estimates that the number of cellular subscribers in the United States increased from approximately 340,000 in December 1985 to approximately 33.7 million in December 1995. This represents an increase in market penetration from under 1% to over 10% of the United States population. The CTIA also estimates that aggregate annual service revenues from cellular subscribers grew from approximately $482.4 million in 1985 to approximately $19.0 billion in 1995. A number of factors have contributed to this growth, including the build-out of the cellular network infrastructure, the decreasing cost of cellular telephones, the increasing mobility of the United States population, technological improvements in the size and battery life of cellular telephones and greater acceptance of wireless telephone use. Significant growth in the wireless telephone market is expected to continue in the future, particularly given the emergence of PCS as a new form of wireless telephone service. Industry sources have projected that the number of cellular and PCS subscribers will grow to 80 million by the end of the year 2000, representing an expected market penetration of approximately 30% of the United States' population. Such sources also estimate that the aggregate annual service revenues from cellular subscribers alone at that time will be over $35.0 billion.

  While the number of subscribers and the aggregate service revenue from cellular subscribers have grown rapidly, the average revenue per subscriber has been declining. This decline in average revenue per subscriber is due to an increased number of lower usage cellular subscribers. PCS is expected to increase downward pressure on pricing and therefore further decrease average revenues per subscriber, while increasing the marketing costs and subscriber churn rate of cellular carriers. These and other factors have caused cellular carriers to actively seek ways to increase revenues per subscriber, attract new and retain existing subscribers and contain costs.

  An important source of revenue for cellular carriers comes from subscribers who use their telephones outside of their home service area (generally known as "roamers"). Calls made by roamers are estimated by the CTIA to have generated over $2.5 billion in revenues in 1995, or an estimated 13% of the aggregate service revenues from cellular subscribers. Over the last five years roaming revenues have increased at a compounded annual rate of 41%, compared to 33% for aggregate cellular service revenues. The primary method for capturing these roaming revenues has been through roaming agreements between cellular carriers. Under these agreements the "home" carrier bills its subscribers on behalf of the "serving" carrier in whose territory the subscriber is roaming. The home carrier often retains none of the revenues, yet bears the collection and fraud risks associated with the call. In addition, both the home and serving carrier bear the costs associated with operating under and maintaining the inter-carrier roaming agreement, which costs relate primarily to accessing and updating of authorized user databases and to validation of roaming calls. Accordingly, while roaming agreements are common, there are markets between which the level of roaming is such that it does not make economic sense for the carriers to have and maintain such agreements. This is typically the case in markets that are geographically distant and in smaller markets where the limited amount of roaming traffic does not justify the expense and risk of roaming agreements. In addition, the increasing amount of fraud, estimated at over $400 million in 1995, has caused some carriers to terminate roaming agreements with carriers in markets with high incidences of fraud, either permanently or while fraud protection procedures are implemented. As a result, a portion of the potential roaming revenues are not captured under traditional roaming agreements.

  Carriers can increase revenues by reducing subscriber churn rates, which have historically been between 26% and 36% per year. An important factor in subscriber satisfaction and retention is a carrier's ability to respond promptly to subscriber inquiries regarding billing matters, rate plans, service problems and other issues. Many carriers are also increasingly under competitive pressures to provide 24 hour a day, seven day a week customer service. However, the demands of hiring, training, managing and retaining a large number of customer service representatives make it difficult to provide high quality 24 hour service on a cost-effective basis. Furthermore, specialized service projects such as the roll-out of new services often place significant increased demands on the capacity of customer service centers. Cellular carriers increasingly are considering outsourcing all or a portion of their customer service activities in order to focus internal resources on their core business activities.

  In addition to exploring ways to increase revenues and retain existing subscribers, cellular carriers are also developing strategies to penetrate untapped market segments, which include lower usage subscribers or those who cannot or do not want to become subscribers under traditional monthly billing arrangements. Cellular carriers typically bill their subscribers at the end of each month. Because of the relatively high cost of marketing and providing cellular service, cellular carriers have generally accepted only subscribers that are able to meet certain credit standards. In addition, the costs of monthly billing arrangements reduce the profitability of servicing low-usage subscribers. Further, traditional monthly billing arrangements are often not practical for individuals who want cellular service only temporarily or for cellular telephones with multiple users. Prepaid service, which is widely used for wireline telephone services in Europe and Asia and is becoming a more significant part of the United States long distance market, provides carriers the opportunity to offer an alternative payment approach to potential subscribers. However, wireless carriers face technological and other challenges in providing prepaid wireless service, including challenges related to monitoring usage, inbound and outbound calling and roaming on a real-time basis, which technologies require significant amounts of time and resources to develop. Accordingly, wireless carriers are seeking ways to address these challenges, including by outsourcing the provision of prepaid wireless service.

THE BOSTON COMMUNICATIONS GROUP SOLUTION

  BCG draws on the extensive experience of its management team in the wireless telephone industry and on its established customer relationships with leading wireless telephone carriers to identify industry challenges and to design services to meet the needs of its carrier customers. BCG's ROAMERplus service enables cellular carriers to cost-effectively generate revenues from subscribers roaming in a carrier's service area who are not covered under traditional roaming agreements. These unregistered roamers attempting to place calls in the serving carrier's territory are automatically switched to BCG, which arranges payment for the calls, completes the calls and pays the serving carrier based on the length of the call. Cellular carriers can offer ROAMERplus service without significant additional investment in equipment, technology or personnel.

  BCG also helps cellular carriers retain subscribers, reduce costs and manage growth by providing a full range of high quality carrier support services through its call centers. The experience, economies of scale and rapid response time that the Company brings to meeting the customers' needs often make the Company's per-minute fee for support services a strategic and economic choice for cellular carriers. The Company's call centers operate 24 hours a day, seven days a week. The Company believes that its ability to provide high quality carrier support service also may be attractive to emerging PCS providers seeking to quickly establish and service a subscriber base.

  The Company recently introduced its prepaid wireless service, which will enable cellular carriers to sell prepaid debit cards for use with subscribers' cellular telephones. The Company's proprietary software and switching technology enables BCG to administer calls made using the card, monitor card use and, if necessary, interact with the customer through a BCG call center. The Company has completed the design of its prepaid service and is beginning deployment of its proprietary C/2/C Network to handle prepaid and related services. The Company's prepaid service will enable prepaid subscribers to receive service substantially similar to subscribers using traditional billing arrangements, including the ability to make outgoing and receive incoming calls as well as to roam into other markets.

STRATEGY

  The Company's objective is to be a leader in providing high-quality, innovative call processing and customer support services to wireless telephone carriers. The Company's strategy includes the following key elements:

 Focus on the Wireless Carrier Services Industry

  BCG is focused on developing, marketing and providing call processing and customer support services to wireless carriers. The Company believes that wireless telephone service will continue to be one of the fastest growing segments of the telecommunications industry and that wireless carriers will be under increasing competitive pressure. As a result, the Company believes there will be significant opportunities to provide wireless carriers with services that enable them to focus internal resources on their core business activities while increasing revenues, improving service quality and reducing costs. BCG believes that the experience, relationships and knowledge of its management team provide it with a competitive advantage in addressing the needs of wireless carriers.

 Identify and Develop Additional Value-Added Services

  BCG seeks to create innovative value-added services that wireless telephone carriers either have not identified or have found difficult or uneconomical to provide on their own. The Company is particularly focused on developing and providing services that create incremental revenue and profits for wireless carriers, such as its ROAMERplus service and prepaid wireless service. In addition, the Company is developing a number of enhanced services that it intends to offer through its C/2/C Network. The Company believes that such services will be increasingly attractive to wireless telephone carriers seeking innovative ways to respond to a highly competitive and evolving industry.
 Develop and Maintain Long-Term Customer Relationships


  BCG establishes and maintains long-term relationships with its customers to enable the Company to understand customer needs and continue to develop new service offerings to meet those needs. The Company regularly solicits feedback from its wireless telephone carrier customers regarding the challenges they face in order to identify potential new service offerings. The Company seeks to build upon its existing customer relationships and distribution channels by integrating and cross selling its different service offerings. The Company believes that its focus on building long-term customer relationships is an important factor in developing customer loyalty and expanding existing customer relationships over time.
 Provide Services on a Recurring Revenue Basis


  BCG focuses on offering services that generate recurring revenues for the Company and its wireless telephone carrier customers. The Company believes that by providing services on an ongoing basis it aligns its interests with those of its carrier customers and maximizes the potential benefit to those customers. The Company currently provides its call processing and carrier support services, and intends to provide its prepaid service, on a per minute or per call basis or a combination thereof. This pricing methodology facilitates a sales strategy that minimizes the up-front cost and focuses on the revenue enhancement potential for the carrier customer.
 Offer Premium Quality Services


  BCG believes that providing high quality service is critical to its ability to continue to successfully attract and retain customers. The Company's carrier support services are designed to be indistinguishable from the services provided by the cellular carrier's own customer support personnel. The Company provides extensive in-house classroom and on the job training programs for its personnel, including carrier-specific training programs designed in conjunction with the applicable carrier.
 Expand into New Wireless Telephone Markets


  BCG believes there are significant opportunities to leverage its experience in the cellular market in North America to penetrate new wireless telephone markets. The Company believes there will be opportunities for it to provide services to PCS carriers similar to those which it currently provides to cellular carriers. In addition, the Company is exploring ways to expand into new international markets, primarily through the establishment of joint ventures and strategic alliances.
SERVICES


 Roaming Services

  The Company introduced its unregistered roaming service, ROAMERplus, in 1991. By the end of 1995, approximately 95 cellular carriers, that collectively hold licenses for over 1,100 markets in the United States, Canada and Mexico, including nine of the 10 largest cellular carriers, by population covered, in the United States, were using this service. The Company's ROAMERplus service provides carriers with the ability to generate revenues from unregistered roamers in their service area. When an unregistered roamer places a call in the carrier's service area, the carrier's mobile switching center forwards the call, at the Company's expense, to the Company's proprietary digital call processing system. The roamer may complete the call by charging the call to a telephone calling card, a commercial credit card or as a collect call. A majority of all incoming traffic is initially handled by an automated call processing system, which prompts the caller for billing and calling information. The Company's specially trained service representatives handle all remaining calls as well as calls requiring additional operator assistance.

  In order to implement the Company's ROAMERplus service, a carrier need only make a minor software change in its mobile switching centers. BCG pays for transport of the call to its facilities and for completion of the call. Under its agreements with carriers, which typically have a term of one year, BCG pays the serving carrier for the air time that the roamer uses and charges the roamer for the call. The charge for a call using ROAMERplus typically includes a per call service fee ranging from $1.25 to $1.95, depending on the level of operator assistance, and a flat rate of $1.95 per minute. The charge for the call appears directly on the caller's telephone bill (if the caller used a telephone calling card) or the caller's credit card bill, with BCG (typically, under the trade name "Cellular Express") as the vendor. ROAMERplus eliminates collection and fraud risk for the carrier because BCG takes responsibility for collection from the customer. The Company manages this collection and fraud risk by accessing available databases, including the Company's own proprietary database, and validating the caller's credit before completing the call. The Company's experience has been that approximately 15% of the charges for completed ROAMERplus calls are uncollectible.

  The ROAMERplus network consists of a centralized computer-based telecommunications switching system that utilizes proprietary software developed by the Company. This system interfaces with the public switched telephone network and a network of access circuits originating from mobile switching centers throughout the United States, Canada and Mexico. The ROAMERplus network also includes an automated voice response system, as well as systems that provide monitoring, fraud control and sophisticated call and usage reporting. In order to bill unregistered roamers using telephone calling cards, BCG uses a central clearinghouse which, through agreements with local exchange carriers, enables BCG's charges to appear on the roamer's telephone bill. This clearinghouse collects payment from the local exchange carrier and transmits the payment to BCG. The Company uses a similar procedure to bill roamer's who use commercial credit cards.

 Carrier Support Services

  The Company designed and began providing carrier support services in 1993 in response to the industry's need for 24-hour customer service. The Company's carrier support program allows a carrier's subscribers to get information on rate plans, phone operations and service center locations, as well as instructions on roaming features and promotions. Subscribers also may make billing inquiries, initiate address and rate plan changes, and obtain other customer assistance. The Company's service centers can also assist carriers in billing and collections. Most of the carriers using BCG's carrier support services use these services for off-hours and overflow subscriber support. However, the Company's services range from narrowly defined, short term projects, such as assigning personal identification numbers ("PINs") to the carrier's subscribers in order to reduce fraud (marketed by the Company as its REVENUEguard program) to the provision of all of the carrier's customer service activities. The Company currently provides carrier support services to 12 cellular carriers under contracts generally with terms of one year. BCG bills carriers who use its carrier support services on a per call or per minute basis, subject in most cases to the Company meeting certain qualitative and quantitative performance standards.

  The Company has identified additional specific subscriber service needs in the cellular industry and has developed services to meet those needs. For example, the Company's ROAMERcare service assists subscribers when they have questions about roaming. Rather than incurring the costs of assigning personnel to answer these calls, cellular carriers can retain BCG, which installs a system to route inquires about roaming directly to BCG's facilities, where specially trained personnel assist the caller. More recently, the CTIA requested that the Company develop its LAWBUST program through which the Company's service representatives assist law enforcement officials in reducing cellular fraud through on-line access to the CTIA's proprietary database and other techniques.

  The Company provides its carrier support services from its call centers in Burlington and Woburn, Massachusetts. The Company designed these facilities to provide highly efficient, rapid customer response through the deployment of state-of-the-art switching technologies with client/server architecture and open, automatic call delivery platforms. Each customer service representative utilizes database interfaces, customized for each carrier, to facilitate subscriber inquiry response, technical problem resolution, program/feature clarification, on-line follow-up and performance reporting. These customized interfaces can be programmed to give the Company complete access to a particular carrier's subscriber databases. Administration of call center floor personnel is facilitated by the use of forecasting, scheduling and monitoring systems that allow floor supervisors to observe numerous aspects of the call center's performance in a graphical format, including information on call duration, compliance with contract standards and operator performance. As of April 1, 1996, the Company employed over 370 full- and part-time representatives to provide carrier support services on a 24 hour a day, seven day a week basis.

  The Company offers extensive in-house classroom and on-the-job training programs for its personnel, including instruction on a full breadth of call handling techniques and service quality. In addition, carrier-specific training allows the carrier support staff to disseminate information on a particular carrier's services, as well as to update and edit information in the carrier's databases.

 Prepaid Wireless Service

  The Company began developing its prepaid wireless service in 1994. The Company designed its initial prepaid wireless service, DEBITplus, to offer international customers the ability to make prepaid wireless international calls while traveling in the United States. The Company engaged in limited marketing of this service during 1995. The Company used the experience gained in offering its DEBITplus service to help develop its C/2/C Network-based prepaid wireless service offering. The C/2/C Network will permit a cellular carrier to automatically switch a prepaid subscriber's call to the C/2/C Network where information regarding the status of that subscriber's prepaid account will be maintained. The C/2/C Network will be able to complete the call and debit the account automatically without requiring the subscriber to enter a debit card number or other information. As a result, a prepaid subscriber will receive service substantially similar to a subscriber using traditional billing arrangements, including the ability to make outgoing and receive incoming calls, as well as to roam into other markets.

  The Company completed the design of the C/2/C Network service in late 1995 and recently completed a trial use of the prepaid service, which uses the C/2/C Network, by the cellular division of one of the RBOCs. The Company has entered into a contract with that carrier and expects commercial use of its prepaid service by that carrier to begin in the second quarter of 1996. The Company has entered into contracts with three additional cellular carriers and is in discussions with a number of other cellular carriers to provide its prepaid service to them. There can be no assurance, however, that additional carriers will enter into commercial agreements for prepaid service from the Company. The Company's existing contracts to provide prepaid service through the C/2/C Network are all for three years (subject to termination by the carrier on 180 days' notice) and provide for the carriers to pay the Company based on the number of minutes used by the carriers' prepaid subscribers.

  The C/2/C Network consists of a central computer database linked by a high speed, wide area frame relay network to geographically distributed proprietary call processing subsystems, called voice nodes. Each voice node will be capable of serving more than one carrier and will consist of a computer controlled telecommunications switch and an interactive voice response unit that provides high quality personalized voice prompts. These voice nodes will be linked to the carriers' mobile switching centers via dedicated telephone facilities. The distributed node architecture is designed to be modular and scalable while remaining efficient and cost-effective. The centralized database will enable prepaid users to make calls while roaming in other service areas where the C/2/C Network is in place. In addition, prepaid subscribers will be able to use the Company's ROAMERplus service to make roaming calls in service areas where the C/2/C Network is not yet in place.

  A subscriber will establish an account with the wireless carrier by prepaying a specific dollar amount to be credited toward future service. Subsequently, each call that is initiated or received by the subscriber will be routed to the C/2/C Network and rated in real time based on the telephone number called, carrier usage charges, taxes and appropriate surcharges. When the remaining balance is reduced to a minimal amount the subscriber will be able to replenish the account by purchasing additional prepaid service from the carrier using cash, credit card or bank transfer. It is expected that carriers will compensate BCG for network usage by contracting at a per minute rate for connection time between the carrier's mobile switching center and the C/2/C Network voice node.

  The Company currently is in the initial stages of installing, at its expense, the voice nodes and data links that will make up the C/2/C Network. A voice node has been installed in Burlington, Massachusetts, and the Company expects to install 8 to 11 additional nodes in various cities throughout the United States during the balance of 1996. Upon completion, the Company expects the C/2/C Network to consist of 20 or more nodes. Actual deployment of the voice nodes could be delayed for a number of reasons, including variations in carrier demand, delays in site location or development, equipment procurement or other factors. Although more costly to the Company, service to a carrier can be implemented without a local voice node through telephone links to the Company's voice nodes in other markets, including the existing voice node in Burlington.

  To enter markets for prepaid service in Latin America and South America, the Company entered into a Distribution Agreement with Wireless Americas Corp. ("WAC") in January 1996. Under that Distribution Agreement, the Company will sell to WAC the equipment needed to establish a C/2/C Network in other countries in Latin America and South America and will provide services to WAC in connection with installing and operating that C/2/C Network. For the services rendered by the Company, WAC will pay the Company a portion of the per minute rate which the foreign carrier pays to WAC. The Distribution Agreement has a term of five years subject to the right of termination by either party with 180 days' prior written notice. If the Distribution Agreement is terminated for any reason, BCG is obligated to provide services with respect to accounts existing as of the termination date, and WAC is obligated to pay BCG for such services as set forth in the Distribution Agreement. In April 1996 WAC entered into a contract to provide prepaid service to a cellular carrier in Mexico for the nine wireless service regions in Mexico. The contract is for a three year term, subject to termination by the carrier on 180 days' notice. See "Certain Transactions."

  The Company acquired VST in February 1996. VST has developed a voice processing platform with enhanced features for providing prepaid cellular and enhanced services to cellular subscribers, which is now in commercial use. VST's platform uses proprietary technology that is complementary to the technology used in the Company's C/2/C Network. In addition, the Company believes that VST's substantial experience in prepaid wireless telephone technology will be a significant resource for the on-going development of the C/2/C Network and the Company's prepaid wireless service.

ENGINEERING, RESEARCH AND DEVELOPMENT

  BCG believes that its future success will depend in large part on its ability to enhance existing services and develop new services in response to changing market, customer or technological requirements of the wireless telephone industry. An important factor in the future success of the Company's recently introduced prepaid service will be the Company's ability to provide, at competitive prices, more functionality and features than those typically available in other competitive offerings. The software for the C/2/C Network was developed by the Company's internal engineering and development staff based in part on technology licensed from Innovative Telecom Corp. ("ITC"). ITC provides call processing platforms for the wireline and traditional long distance debit card market. The Company has developed proprietary software to enable the ITC call processing platform to handle custom signaling interfaces to various types of wireless switches, specialized call rating requirements of prepaid wireless services, and interfaces to wireless administration and management information systems. See "--Proprietary Rights."

  The Company is developing a number of enhanced services that it intends to make available to prepaid and traditional subscribers through the C/2/C Network. These enhanced services will be designed to enable carriers to generate additional sources of revenue from subscribers. The first such enhanced service, ROAMalert, will enable cellular carriers to provide information services to roamers entering their market and is expected to be introduced during 1996.

  The Company spent approximately $152,000, $270,000, $839,000 and $419,000 on engineering, research and development in 1993, 1994, 1995 and the first quarter of 1996, respectively. As of April 1, 1996, BCG had 20 employees engaged in engineering, research and development activities.

SALES AND MARKETING

  The Company's sales strategy is to establish and maintain long-term relationships with its customers. The Company employs a consultative sales process to understand and define customer needs and determine how those needs can be addressed by the Company's services. BCG seeks to build upon its existing customer relationships by integrating and cross-selling its different service offerings. The Company's sales cycle varies for different services and can be up to 12 months for the Company's carrier support and prepaid service. A sale typically requires involvement of the Company's sales personnel as well as its senior executives and technical personnel.

  The Company's sales force currently consists of eight sales representatives supervised by a senior sales executive. The Company is in the process of recruiting additional senior sales and marketing personnel. The Company's sales representatives generally have significant experience in the cellular industry, either as former employees of cellular carriers or in selling products and services to cellular carriers. The Company assigns each sales representative to a single group of wireless telephone carriers in order to support the development and maintenance of long-term customer relationships.

  The Company's direct sales strategy is complemented by a marketing program that includes participation in industry trade shows, advertising and highly targeted direct mail. Because the Company's customers are a readily identifiable group, the Company seeks to gain wide exposure through carefully selected events and activities specific to the wireless telephone industry.

CUSTOMERS

  The Company provides its services to cellular carriers of varying size, expertise and capabilities. As of April 1, 1996 the Company provided one or more of its services to approximately 95 cellular carriers in the United States, Canada and Mexico, including nine of the 10 largest cellular carriers in the United States.

  Net revenues attributable to the Company's 10 largest customers accounted for approximately 85.1%, 81.2%, 84.6% and 92.5% of the Company's total revenues in 1993, 1994, 1995 and the first quarter of 1996, respectively. Ameritech Cellular, Bell Atlantic NYNEX Mobile and SNET Mobility accounted for approximately 15.0%, 13.9% and 11.9%, respectively, of the Company's total revenues in 1995 and for approximately 17.4%, 11.7% and 13.2%, respectively, of total revenues in the first quarter of 1996. In addition, BellSouth Mobility accounted for approximately 13.6% of total revenues in the first quarter of 1996. SNET Mobility and Ameritech Cellular accounted for approximately 41.9% and 34.6%, respectively, of the Company's carrier support revenues in 1995 and SNET Mobility, Ameritech Cellular and Comcast Cellular Communications, Inc. accounted for approximately 35.0%, 35.4% and 17.2%, respectively, of carrier support revenues in the first quarter of 1996.

  The Company's major customers for ROAMERplus include Airtouch Communications, Ameritech Cellular Systems, Inc., AT&T Wireless, Bell Atlantic NYNEX Mobile, BellSouth Mobility, Centennial Cellular, CommNet Cellular, Southwestern Bell Mobile, SNET Mobility and United States Cellular, and for carrier support include Ameritech Cellular, BellSouth Mobility, Comcast Cellular Communications, Inc., SNET Mobility and Southwestern Bell Mobile. Although the Company does not currently provide its services to any PCS providers, it has initiated discussions with a number of PCS providers about providing services to them.

COMPETITION

  The market for services to wireless carriers is highly competitive and subject to rapid change. A number of companies currently offer one or more of the services offered by the Company. In addition, many wireless carriers are providing or can provide, in-house, the services that the Company offers. Trends in the wireless telephone industry, including greater consolidation and technological or other developments which make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for the Company's services and could make it more difficult for the Company to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, the

Company anticipates continued growth in the wireless carrier services industry, and consequently, the entrance of new competitors in the future.

  The Company believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to customer needs, quality and breadth of service offerings, price and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the Company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs.

  Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION

  The Federal Communications Commission ("FCC"), under the terms of the Communications Act of 1934, as amended, including the Telecommunications Act of 1996, regulates interstate communications and use of the radio spectrum, including entry, exit, rates and terms of operation. BCG presently neither operates any facilities utilizing the radio spectrum nor has any facilities-based services involving interstate communications. Consequently, it is not required to and does not hold any licenses or other authorizations issued by the FCC. However, the wireless carriers that constitute the Company's customers are heavily regulated at both the federal and state levels. Such regulation may decrease the growth of the wireless telephone industry, affect the development of the PCS market, limit the number of potential customers for the Company's services or impede the Company's ability to offer competitive services to the wireless market or otherwise have a material adverse effect on the Company's business and results of operations. At the same time, the Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry may cause changes in the industry, including entrance of new competitors and industry consolidation, which could in turn affect the Company's cost of doing business or otherwise have a material effect on the Company's business, financial condition and results of operations.

  The Telephone Operator Consumer Services Improvement Act of 1990 ("TOCSIA") directed the FCC to require that operator services providers comply with a series of provisions and make available certain information in order to protect consumers from perceived abuses in the operator services industry. In addition, operator services providers must submit to the FCC an informational tariff detailing their charges for interstate communications services. BCG's carrier support services involve the provision of operator services for purposes of TOCSIA. BCG believes that it has taken appropriate steps to comply with the terms of TOCSIA and the applicable FCC regulations, including having filed an informational tariff with the FCC.

PROPRIETARY RIGHTS

  The Company does not hold any patents and relies upon a combination of copyright, trademark and trade secret laws to establish and maintain its proprietary rights to its products. The Company believes that its success depends on the knowledge, ability and experience of its employees, and that legal protections for its services are less significant factors than the quality, timeliness and cost of services provided. Access to proprietary information is limited to those employees with a need to know.

  The Company has entered into a license agreement with ITC that provides BCG a world-wide non-exclusive license to use certain software products and documentation commencing March 30, 1995. The

Company has the right to modify and enhance the software, and any software modifications relating to the wireless industry remain the property of BCG. The parties have certain cross-license rights for any enhancements made during the first three years of the license. Source code for the software has been placed in escrow subject to release to the Company under certain conditions. In consideration for the license, BCG agreed to pay royalty payments over a period of three years after the commencement of the license arrangement, as well as additional amounts equal to 10% of any net license fees received by the Company from any sublicenses during the first five years of the license, subject to a maximum license amount. ITC may only terminate the agreement upon a failure of performance by or bankruptcy of BCG. The Company has granted to ITC the right to use the C/2/C service mark in promotions to wireline customers for a period of three years. The parties also have agreed to work with each other to jointly develop distribution opportunities and to permit co-location of equipment and telecommunication's facilities at each other's sites.

  The Company licenses certain software for its ROAMERplus service under a non-exclusive, non-transferable fully paid-up license from MicroDimensions, Inc. ("MicroDimensions"). In addition, in April, 1996 the Company entered into a Source Code Release Agreement with MDTelecom, Inc. ("MDTelecom"), a company that has agreed with MicroDimensions to acquire the software which the Company licenses. Under the terms of the Source Code Release Agreement, the Company will receive the source code upon its payment of $250,000 to MDTelecom. The Company may credit toward this $250,000 a $100,000 investment which it made in MDTelecom in April 1996 and may also credit any payments made by it to MDTelecom under contractual arrangements with that company. If the source code is released to BCG, BCG will be restricted from sublicensing the source code, BCG will not be permitted to sell or otherwise transfer the source code without MDTelecom's consent and BCG will not be permitted to use the source code after a merger, unless BCG is the surviving entity, without MDTelecom's consent. The source code has been placed in escrow at BCG subject to release under the Source Code Release Agreement.

EMPLOYEES

  As of April 1, 1996, the Company had a total of 684 full-time and part-time employees. Of these employees, 14 serve in sales and marketing, 607 serve in call center and related functions, 36 serve in technical support and technology development and 27 serve in administration and management. None of the Company's employees is represented by a labor union. The Company believes that its employee relations are good.

PROPERTIES

  The Company leases space at its six locations: Boston (two), Burlington and Woburn, Massachusetts, Cherry Hill, New Jersey, and Tulsa, Oklahoma. The McKinley Square office in Boston is the Company's headquarters; the executive officers and key members of the marketing and financial teams are located in this office. The other locations are used for development of products and for carrier support and service operations.

  The following information is with regard to these leased facilities:

            LOCATION                              SQ. FOOTAGE LEASE EXPIRATION
            --------                              ----------- -----------------
One McKinley Square, Boston, MA..................    3,952    April 30, 1999
265 Franklin Street, Boston, MA*.................    5,500    July 31, 1996
76 Blanchard Road, Burlington, MA................   19,975    October 31, 1999
100 Sylvan Road, Woburn, MA......................   38,693    February 28, 2001
1874 East Marlton Pike, Cherry Hill, NJ..........    1,188    January 14, 1998
621-623 E. 4th Street, Tulsa, OK.................   15,436    December 31, 1997

- --------
*Not being renewed

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of April 1, 1996 are as follows:

NAME                      AGE                       POSITION
- ----                      ---                       --------
Paul J. Tobin...........   53 Chairman of the Board
Brian E. Boyle..........   48 Vice Chairman
George K. Hertz.........   49 President and Chief Executive Officer, Director
Frederick E. von
 Mering.................   43 Vice President, Finance and Administration, Director
Jerrold D. Adams(1)(2)..   56 Director
Craig L. Burr(1)........   51 Director
James L. McLean(2)......   35 Director
Paul R. Gudonis(1)(2)...   42 Director

- --------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. Tobin has served as Chairman of the Board of Directors of the Company since February 1996 and served as the Company's President and Chief Executive Officer from 1990 until February 1996. Prior to joining the Company, Mr. Tobin served as President of Cellular One Boston/Worcester from July 1984 to January 1990 and as a Regional Marketing Manager for Satellite Business Systems, a joint venture of IBM, Comsat Corp. and Aetna Life & Casualty from April 1980 to June 1984. Mr. Tobin received his undergraduate degree in economics from Stonehill College and his M.B.A. in marketing and finance from Northeastern University. Mr. Tobin also serves as a member of the Board of Trustees at Stonehill College.

  Mr. Boyle has served as Vice Chairman of the Company since February 1996 and as Chairman, New Wireless Services of the Company from January 1994 to February 1996. From July 1990 to September 1993, Mr. Boyle served as Chief Executive Officer of Credit Technologies, Inc., a supplier of customer application software for the cellular telephone industry. Prior to 1990, Mr. Boyle founded and operated a number of ventures servicing the telecommunications industry, including APPEX Corp. (now EDS Personal Communications Division of EDS Corporation, a global telecommunications service company) and Leasecomm Corp., a micro-ticket leasing company. Mr. Boyle earned his B.A. in mathematics from Amherst College and his B.S., M.S. and Ph.D. in electrical engineering and operations research from M.I.T. Mr. Boyle is also a Director of Saville Systems PLC, a provider of customized billing solutions to telecommunications providers, as well as of several private companies.

  Mr. Hertz has served as Chief Executive Officer and President of the Company since February 1996. From April 1988 to March 1996, Mr. Hertz served as President of Advanced MobileCom, a wholly-owned subsidiary of Fidelity Investment Corp., focusing on pursuing opportunities in the wireless communications industry. Mr. Hertz also served as President of PhaseOne Development Corporation, a communications and entertainment company, from 1984 to 1987 and in various capacities at Zip-Call, Inc., a paging company, from 1982 to 1983. Mr. Hertz received his B.A. and M.A. in political science and public administration from the University of Massachusetts. Mr. Hertz is also a Director of Pittencrief Communications, Inc.

  Mr. von Mering has served as the Company's Vice President, Finance and Administration since 1989. Prior to joining the Company, Mr. von Mering served as Regional Vice President and General Manager for the paging division of Metromedia, Inc., a communications company, from 1980 to 1986. From 1975 to 1979, Mr. von Mering was employed at Coopers & Lybrand LLP. Mr. von Mering earned his B.A. degree in accounting from Boston College and his M.B.A. from Babson College.

  Mr. Adams has served as a Director of the Company since April 1996. Mr. Adams has been President and Chief Operating Officer of Iridium, Inc., an international consortium developing a worldwide communications system for portable hand-held telephones, since 1991. Prior to that, Mr. Adams served as Director of PCN Operations in Europe of Motorola from 1990 to 1991, Senior Vice President of McCaw Cellular, a national non-wireline cellular company, from 1988 to 1990 and General Manager of Metro One, a New York non-wireline cellular carrier, from 1986 to 1988. Mr. Adams received his B.A. from Coe College and attended the Wharton School of Business and the University of Illinois.

  Mr. Burr has served as a Director of the Company since April 1993. Mr. Burr has been a Managing General Partner of Burr, Egan, Deleage & Co., a venture capital firm, since 1979. Mr. Burr received his A.B. from Harvard College and his M.B.A. from Harvard Graduate School of Business Administration. Mr. Burr is a Director of several privately-held companies affiliated with Burr, Egan, Deleage & Co.

  Mr. McLean has served as a Director of the Company since May 1995. Mr. McLean has been employed by Highland Capital Partners, Incorporated, a venture capital firm, since December 1994. From December 1993 to December 1994, he was an associate with Highland Capital Partners. Prior to that, Mr. McLean was an associate with Accel Partners, a venture capital firm, from October 1990 to December 1993. Mr. McLean received his S.B. from Harvard University and his M.B.A. from the University of California, Berkeley.

  Mr. Gudonis has served as a Director of the Company since April 1996. Mr. Gudonis has been President and General Manager of BBN Planet, an internet service provider, since November 1994. Mr. Gudonis is also a Corporate Vice President of BBN Corporation, the parent corporation of BBN Planet. Mr. Gudonis previously served from 1991 to November 1994 as General Manager of the Communications Industry Group International division of EDS Corporation, and as Senior Vice President and General Manager of APPEX Corp. from January 1989 until it was acquired by EDS Corporation in October 1990. Mr. Gudonis received his B.S. from Northwestern University and his M.B.A from Harvard Graduate School of Business Administration.

  Certain of the current Directors of the Company were nominated and elected in accordance with a Stockholders' Agreement. This agreement will terminate upon the closing of this offering. See "Certain Transactions."

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the Directors and executive officers of the Company.

BOARD COMPOSITION AND COMPENSATION

  In accordance with Massachusetts law, the Company's Restated By-Laws divide the Board of Directors into three staggered classes. The Board currently consists of two Class I Directors (Messrs. Burr and McLean), three Class II Directors (Messrs. Adams, Gudonis and von Mering) and three Class III Directors (Messrs. Boyle, Hertz and Tobin) whose initial terms will expire upon the election and qualification of Directors at the Annual Meeting of Shareholders held following the years ending December 31, 1996, 1997 and 1998, respectively. At each Annual Meeting of Shareholders, Directors will be reelected or elected for a full term of three years to succeed those directors of the same class whose terms are then to expire.

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews any internal audits the Company may perform. The current members of the Audit Committee are Messrs. Adams, Gudonis and McLean. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Adams, Burr and Gudonis.

  Non-employee directors receive $1,000 per meeting attended for their services as members of the Board of Directors and are reimbursed for their expenses incurred in connection with attending Board and committee meetings. Directors who serve on the Audit Committee or Compensation Committee receive $500 for each such committee meeting attended. Each of the Company's non-employee Directors will be granted an option to purchase 14,000 shares of Common Stock on the date of this Prospectus at an exercise price per share equal to the Price to Public shown on the cover page of this Prospectus. Additional options may be granted to members of the Board of Directors in the future under the Company's 1996 Stock Option Plan.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth certain compensation earned by the Company's Chief Executive Officer and the three other executive officers of the Company during 1995 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                COMPENSATION(2)(3)
                                                ------------------
                         ANNUAL COMPENSATION(1)     SECURITIES
        NAME AND         ----------------------     UNDERLYING      ALL OTHER
   PRINCIPAL POSITION      SALARY      BONUS        OPTIONS(#)     COMPENSATION
   ------------------    ----------- ---------- ------------------ ------------
Paul J. Tobin........... $   160,000 $   60,000        --              --
 Chairman of the Board
 of Directors and former
 President and Chief
 Executive Officer
Brian E. Boyle..........     150,000        --         --              --
 Vice Chairman of the
 Board of Directors
Frederick von Mering....     150,000     40,000        --              --
 Vice President, Finance
 and Administration

- --------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constitute less than the lesser of $50,000 or ten percent of the total salary and bonus reported for the executive officer during the year ended December 31, 1995.
(2) All amounts reflected in this table were paid to the Named Executive Officers by Boston Communications Capital Corp. ("BCCC") for services rendered by the Named Executive Officers on behalf of the Company, pursuant to a Management Agreement between the Company and BCCC. This Management Agreement terminated on March 31, 1996. See "Certain Transactions."
(3) The Company did not grant any restricted stock awards or stock appreciation rights during the year ended December 31, 1995. The Company does not have any long-term incentive plan.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment letter agreement with George K. Hertz, effective February 6, 1996, pursuant to which Mr. Hertz was made the President and Chief Executive Officer and a Director of the Company. The agreement provides for an initial base salary of $250,000, plus an annual performance-based bonus (initially estimated to be between $60,000 and $90,000). In addition, pursuant to the agreement, Mr. Hertz was granted (i) a non-qualified stock option to purchase 522,624 shares of Common Stock at an exercise price of $5.75 per share, vesting immediately upon the closing of this offering, and (ii) a stock option which is in part an incentive stock option and in part a non-qualified stock option to purchase 93,551 shares of Common Stock, at an exercise price of $10.00 per share, vesting in three equal annual installments commencing on the first anniversary of the date of grant.

STOCK PLANS

  1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Option Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in December 1994. The Company is authorized to grant options to purchase a total of 355,758 shares of Common Stock under the 1994 Option Plan to employees and officers of the Company and its subsidiaries. As of April 15, 1996, options to purchase an aggregate of 237,912 shares of Common Stock at a weighted average exercise price of $0.14 per share were outstanding, and options to purchase an aggregate of 117,846 shares of Common Stock had been exercised under the 1994 Option Plan. The Board of Directors voted on April 25, 1996 to terminate the 1994 Option Plan upon the effective date of this offering, and no further options may be granted under the 1994 Option Plan after such date.

  1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in March 1996. The 1996 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisers to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may only be granted to employees of the Company. A total of 1,264,792 shares of Common Stock have been reserved for issuance under the 1996 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1996 Option Plan shall not exceed 200,000 shares of Common Stock during any calendar year.

  The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a shareholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years). The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1996 Option Plan, including without limitation, restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as such provisions are not inconsistent with the 1996 Option Plan or applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1996 Option Plan may be exercised.

  Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended. Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options, pursuant to a qualified domestic relations order (as defined in the Code).

  As of April 1, 1996, the Company had approximately 684 employees and four non-employee directors, all of whom were eligible to participate in the 1996 Option Plan. The number of individuals receiving stock options will vary from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

  As of April 15, 1996, options to purchase an aggregate of 93,551 shares of Common Stock at a weighted average exercise price of $10.00 per share had been granted to George K. Hertz, the President and Chief Executive Officer of the Company, and no options had been exercised under the 1996 Option Plan. On the date of this Prospectus, the Company intends to grant options to its employees (including its executive officers) and its non-employee directors to purchase an aggregate of 689,567 shares of Common Stock under the 1996 Option Plan, all at an exercise price per share equal to the Price to Public shown on the cover page of this Prospectus. These options will vest at the rate of 20% per year over five years, but may vest more quickly if certain stock price objectives are met. Under this accelerated vesting provision, if the price per share of Common Stock increases over the Price to Public set forth on the cover of this Prospectus (the "Offering Price") 20% or more during the last six months of the first 12 months that the option is outstanding, as measured by the average price for any 20 consecutive trading days during those last six months, then one-third of the options will vest at the end of the 12-month period. Similarly, if the price per share during the last six months of the second 12-month period after the grant of the options is 40% higher than the Offering Price, as measured in the same manner, two-thirds of the total number of originally granted options will vest at the end of the 12-month period, and if the price per share during the last six months of the third 12-month period after the grant of the options is 60% higher than the Offering Price, all of the options will vest at the end of the 12-month period.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in April 1996 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 225,000 shares of Common Stock to participating employees.

  All employees of the Company who have been regularly employed by the Company for a minimum of 18 months, including directors of the Company who are employees, are eligible to participate in the Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary immediately after a grant of Common Stock under the Purchase Plan are not eligible to participate. As of April 15, 1996, approximately 83 of the Company's employees would have been eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (up to a maximum of 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 90% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which has an aggregate market value (determined on the last day of the Offering Period) in excess of $25,000. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

                             CERTAIN TRANSACTIONS

  On December 31, 1992, pursuant to a Securities Exchange Agreement, the Company issued an aggregate of 12,870.954 shares of its Redeemable Preferred Stock, 375 shares of its Class A Convertible Preferred Stock, 200 shares of its Series 1 Class B Convertible Preferred Stock, 275 shares of its Series 2 Class B Convertible Preferred Stock, 2,630,433 shares of Common Stock and an option to purchase 243,259 shares of Common Stock in exchange for an aggregate of $13,545,954 in promissory notes, 3,785,158 shares of Common Stock and options to purchase 5,658,096 shares of Common Stock. In connection with this transaction (i) Paul Tobin, the Company's Chairman, received 412.433 shares of Redeemable Preferred Stock, 7.5 shares of Series 2 Class B Convertible Preferred Stock and 922,569 shares of Common Stock in exchange for $427,433 in promissory notes and an option to purchase 1,983,045 shares of Common Stock;
(ii) Frederick von Mering, the Company's Vice President, Finance and Administration and a Director, received 517,810 shares of Common Stock in exchange for an option to purchase 1,113,542 shares of Common Stock; (iii) entities affiliated with Burr, Egan, Deleage & Co., of which Craig Burr, a Director of the Company, is a Managing General Partner, received an aggregate of 5,991.823 shares of Redeemable Preferred Stock, 375 shares of Class A Convertible Preferred Stock and 71.5 shares of Series 2 Class B Convertible Preferred Stock in exchange for an aggregate of $6,134,823 in promissory notes and 3,785,158 shares of Common Stock; (iv) Highland Capital Partners, L.P. ("Highland"), with which James McLean, a Director of the Company, is affiliated, received 4,517.834 shares of Redeemable Preferred Stock, 275 shares of Series 1 Class B Convertible Preferred Stock, 58.5 shares of Series 2 Class B Convertible Preferred Stock in exchange for $4,909,861 in promissory notes; (v) Robert Sullivan, a holder of more than 5% of the Company's Common Stock, received 171.473 shares of Redeemable Preferred Stock and 703,735 shares of Common Stock in exchange for an option to purchase 1,513,043 shares of Common Stock and $171,473 in promissory notes; and (vi) BCG Investments, Inc. ("BCG Investments"), a company whose officers are Messrs. Tobin, von Mering and Sullivan and whose sole shareholder and Director is Mr. Tobin, received 440.116 shares of Redeemable Preferred Stock in exchange for $440,116 in promissory notes.

  In November 1994, the Company paid approximately $1.0 million to redeem 1,000 shares of its Redeemable Preferred Stock. In connection with this redemption, Messrs. Tobin and Sullivan, BCG Investments, Highland and entities affiliated with Burr, Egan, Deleage & Co., received $143,214, $59,543, $152,827, $248,442 and $306,097, respectively for the redemption of 143.214 shares, 59.543 shares, 152.827 shares, 248.442 shares and 322.263 shares, respectively.

  The Company leases its facility at One McKinley Square in Boston from BCG Enterprises Corp. under a lease due to expire April 30, 1999. Messrs. Tobin, Sullivan, Boyle and von Mering are each Directors and 25% shareholders of BCG Enterprises Corp. During the year ended December 31, 1995, the Company paid rent in an aggregate amount of $68,000 to BCG Enterprises Corp. under this lease.

  The Company entered into a Management Agreement with Boston Communications Capital Corporation ("BCCC") in December 1992, which was amended in March 1994. Pursuant to the Management Agreement, the Company retained BCCC to provide management services by Messrs. Tobin, von Mering and Sullivan, among others. The Company paid BCCC a monthly management fee ranging from $70,000 to $84,000 per month in return for such services, which included the planning, management and operations of the Company. All amounts set forth in the Summary Compensation Table were paid by BCCC from these monthly fees. The Management Agreement was terminated on March 31, 1996. See "Management--Executive Compensation."

  The Company intends to use a portion of the proceeds of this offering to redeem its Redeemable Preferred Stock, including all accrued dividends thereon. Messrs. Tobin and Sullivan, BCG Investments, Highland and entities affiliated with Burr, Egan, Deleage & Co. are the holders of 269.219, 111.930, 287.289, 4,269.392 and 5,669.560 shares of Redeemable Preferred Stock, respectively.

  The Company purchased 17.5% of the capital stock of WAC in February 1996 for a purchase price of $35,000. In addition, BCG has two options from the other shareholders of WAC to purchase all remaining shares of WAC. Pursuant to one of the options (the "First Option") BCG may purchase from the President of WAC, all, but not less than all, of certain shares of capital stock owned by that individual representing a 20% interest in WAC. BCG may exercise the First Option at any time during the period from November 1, 1998 to February 28, 2000. The purchase price for the shares is equal to their fair market value as agreed upon by BCG and the President of WAC, or as determined by appraisal if the parties cannot agree. Pursuant to the other option (the "Second Option"), which was granted to BCG in May 1996 by a corporation owned by the President of WAC which owns a 67.5% interest in WAC, BCG may purchase all or any part of the shares of capital stock of WAC owned by the corporation, during the period from November 1, 1997 to February 28, 2000. The purchase price for those shares is equal to the lesser of $2.5 million or the fair market value of such shares as agreed upon by BCG and the holder of the shares of WAC subject to the Second Option, or as determined by appraisal if the parties cannot agree.

  Prior to May 1996 Messrs. Tobin, Hertz, Boyle, von Mering, Sullivan and certain other employees of the Company owned 62.5% of the capital stock of WAC. In May 1996, certain of those individuals sold 62.5% of the capital stock of WAC to a corporation owned by the President of WAC for an aggregate purchase price of $500,000. The corporation paid $4,808 in cash for such shares and will pay the balance of the purchase price pursuant to promissory notes which bear interest at the rate of 6.5% per annum, compounded annually, are payable in full in four years, are secured by a pledge of the shares of stock purchased and are non-recourse to the purchaser. In connection with this sale transaction, the purchaser granted the Second Option described above to BCG and entered into a Stockholders' Voting Agreement with BCG whereby the corporation agreed to vote all shares of WAC owned or controlled by it to set the number of members of the Board of Directors of WAC at five and to elect three persons nominated by BCG to WAC's Board of Directors.

  The Company is party to a Stockholders' Agreement dated June 30, 1994, as amended, with certain of its shareholders, including certain of its executive officers and entities affiliated with certain of its directors, pursuant to which such shareholders agreed to vote all securities of the Company owned by them to elect as directors of the Company (i) one person nominated by entities affiliated with Burr, Egan, Deleage & Co. (ii) one person nominated by Hancock Venture Partners III, L.P. and (iii) three persons nominated by certain members of the Company's management, including Messrs. Tobin, Boyle, von Mering and Sullivan. The Stockholders' Agreement will terminate by its terms upon the closing of this offering.

  The Company is party to a Registration Rights Agreement dated March 9, 1994, as amended, (the "1994 Registration Agreement") with certain of its shareholders, including certain of its executive officers, directors and their affiliates (the "Rightsholders"), who hold an aggregate of 7,965,678 shares of Common Stock (the "Registrable Securities"). The 1994 Registration Agreement provides that in the event the Company intends to register any of its securities under the Securities Act the Rightsholders shall be entitled to include Registrable Securities in such registration. However, the managing underwriter of any such offering may, under certain circumstances, exclude some or all of such Registrable Securities from such registration. In addition, the Rightsholders are entitled, subject to certain conditions and limitations, to demand the Company to register some or all of their Registrable Securities under the Securities Act, provided, that such demand may not be exercised more than once in any twelve month period or more than a total of two times. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

  The Company is also party to a Registration Rights Agreement dated February 29, 1996 (the "VST Registration Agreement") with certain of its shareholders who were former shareholders of VST prior to the Company's acquisition of VST (the "VST Rightsholders"). The VST Rightsholders hold an aggregate of

265,373 shares of Common Stock. The VST Registration Agreement provides that if the Company intends to register its securities under the Securities Act, it shall use its best efforts to include such shares owned by the VST Rightsholders, subject to certain limitations, including certain rights of the Rightsholders under the 1994 Registration Agreement.

  The Company and its principal shareholders have entered into an agreement providing that if the Company does not complete an initial public offering on or before August 31, 1996, the parties will take such action as may be necessary to effect a recapitalization of the Company to reorganize the share ownership of the Company among the shareholders to restore the capitalization of the Company to substantially the position in effect before the 1996 Recapitalization. Any such recapitalization would create additional classes or series of common and preferred stock and alter relative conversion and liquidation rights, but would not increase the number of common shares and common share equivalents or the aggregate liquidation preferences.

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Management--Executive Compensation." For a description of option grants to certain directors of the Company, see "Management--Board Compensation."

  The Company believes that the terms of the foregoing transactions were no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company has adopted a policy, effective following the consummation of this offering, that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                      PRINCIPAL AND SELLING SHAREHOLDERS
  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 15, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each of the other Selling Shareholders.


                                                                SHARES TO BE
                              SHARES BENEFICIALLY               BENEFICIALLY
                                OWNED PRIOR TO        SHARES     OWNED AFTER
                                  OFFERING(1)         OFFERED    OFFERING(1)
NAME AND ADDRESS OF           ----------------------- ------- -----------------
BENEFICIAL OWNER                NUMBER     PERCENT    NUMBER   NUMBER   PERCENT
- -------------------           ------------ ---------- ------- --------- -------
DIRECTORS, OFFICERS AND 5%
 SHAREHOLDERS
Entities Affiliated with
 Burr, Egan, Deleage &
 Co.(2).....................     2,497,235     28.6%        0 2,497,235  20.4%
One Post Office Square
Boston, MA 02109
Highland Capital Partners
 L.P.(3)....................     1,963,573     22.5%        0 1,963,573  16.1%
Two International Place
Boston, MA 02110
Paul J. Tobin...............       966,727     11.1%   91,000   875,727   7.2%
c/o Boston Communications
 Group, Inc.
One McKinley Square
Boston, MA 02109
Robert J. Sullivan..........       703,535      8.1%   66,000   637,535   5.2%
c/o Boston Communications
 Group, Inc.
One McKinley Square
Boston, MA 02109
Frederick E. von Mering(4)..       648,464      7.3%   55,000   593,464   5.1%
c/o Boston Communications
 Group, Inc.
One McKinley Square
Boston, MA 02109
George K. Hertz(5)..........       522,624      5.7%        0   522,624   4.1%
c/o Boston Communications
 Group, Inc.
One McKinley Square
Boston, MA 02109
Brian E. Boyle(6)...........       476,425      5.5%   41,000   435,425   3.6%
c/o Boston Communications
 Group, Inc.
One McKinley Square
Boston, MA 02109
Jerrold D. Adams............             0     *            0         0    *
Craig L. Burr(7)............             0     *            0         0    *
James L. McLean(8)..........             0     *            0         0    *
Paul R. Gudonis.............             0     *            0         0    *
All directors and executive
 officers as a group (8
 persons) (9)...............     7,075,048     75.5%  137,000 6,888,048  53.5%
OTHER SELLING SHAREHOLDERS
Robin Trovato...............       243,259      2.8%   16,000   227,259   1.9%
Denise Archer-Allen.........       229,128      2.6%   16,000   213,128   1.7%
Jeffry Timmons..............       199,856      2.3%   12,000   187,856   1.5%
Michael Buchel..............       108,981      1.2%    8,000   100,981    *
Zuyus Investment Co.........       108,981      1.2%    8,000   100,981    *
Cheryl Griebenow............        88,939      1.0%    8,000    80,939    *
Clifford Tallman............        43,403     *        4,000    39,403    *

- --------
 * Less than 1% of the outstanding Common Stock.
(1) The number of shares of Common Stock deemed outstanding prior to this offering includes (i) 3,719,204 shares of Common Stock outstanding as of April 15, 1996, (ii) an aggregate of 5,004,608 shares of Common Stock issuable upon the conversion of all outstanding shares of Convertible Preferred Stock and (iii) shares of Common Stock issuable pursuant to options held by the respective person or group that are exercisable within 60 days after April 15, 1996 ("Presently Exercisable Options") as set forth below. The number of shares of Common Stock deemed outstanding after this offering includes an additional 3,500,000 shares of Common Stock that are being offered for sale by the Company in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2) Comprised of 2,083,813 shares, 212,860 shares, 177,028 shares, 22,327 shares and 1,207 shares held by Alta III Limited Partnership, C.V. Sofinnova Partners Four, Gallion Partners II, Alta Jami Boston Ltd. Partnership and Golden Coins N.V., respectively, each of which entity is affiliated with Burr, Egan, Deleage & Co. Craig L. Burr, a Director of the Company, is a Managing General Partner of Burr, Egan, Deleage & Co. and may be deemed to beneficially own such shares. Mr. Burr disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(3) James L. McLean, a Director of the Company, is affiliated with the general partner of Highland Capital Partners, L.P. and may be deemed to beneficially own the shares of Common Stock held by Highland Capital Partners, L.P. Mr. McLean disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.
(4) Includes 130,654 shares issuable upon the exercise of Presently Exercisable Options.
(5) Comprised solely of shares issuable upon the exercise of Presently Exercisable Options.
(6) Comprised solely of shares held in trust for the benefit of Mr. Boyle's children.
(7) Excludes an aggregate of 2,497,235 shares held by entities affiliated with Burr, Egan, Deleage & Co. Mr. Burr is a Managing General Partner of Burr, Egan, Deleage & Co. and may be deemed to beneficially own such shares. Mr. Burr disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(8) Excludes 1,963,573 shares held by Highland Capital Partners, L.P. Mr. McLean is affiliated with the general partner of Highland Capital Partners L.P. and may be deemed to beneficially own such shares. Mr. McLean disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(9) Includes an aggregate of 2,497,235 shares held by entities affiliated with Burr, Egan, Deleage & Co., of which Mr. Burr is a Managing General Partner and 1,963,573 shares held by Highland Capital Partners, L.P. Mr. McLean is affiliated with the general partner of Highland Capital Partners, L.P. Messrs. Burr and McLean disclaim beneficial ownership of such shares, except to the extent of their direct pecuniary interest therein. Also includes an aggregate of 653,278 shares issuable upon the exercise of Presently Exercisable Options.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company, as of April 26, 1996, consisted of 35,000,000 shares of Common Stock, 850 shares of Class A Convertible Preferred Stock, 275 shares of Series 1 Class B Convertible Preferred Stock, 200 shares of Series 2 Class B Convertible Preferred Stock and 13,000 shares of Redeemable Preferred Stock of the Company, respectively. After conversion of all of the Company's Convertible Preferred Stock and the redemption of all outstanding shares of the Company's Redeemable Preferred Stock upon the closing of this offering, as of April 15, 1996, there were 8,723,812 shares of Common Stock outstanding, held of record by 29 shareholders.

COMMON STOCK

  After giving effect to the filing of the Company's Restated Articles of Organization (the "Restated Articles") upon the closing of this offering, the Company will be authorized to issue up to 35,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

  Prior to this offering, 375 shares of Class A Convertible Preferred Stock, 275 shares of Series 1 Class B Convertible Preferred Stock, 200 shares of Series 2 Class B Convertible Preferred Stock and 11,870.954 shares of Redeemable Preferred Stock were outstanding. Each share of Convertible Preferred Stock converts into 5,887.772941 shares of Common Stock, with the result that all outstanding shares of Convertible Preferred Stock will be converted into an aggregate of 5,004,608 shares of Common Stock upon the closing of this offering and will no longer be authorized, issued or outstanding. The Company will use approximately $16.3 million of the net proceeds of this offering to redeem all outstanding shares of Redeemable Preferred Stock, including accumulated dividends thereon. After such redemption, the Redeemable Preferred Stock will no longer be authorized, issued or outstanding.

  Upon the closing of this offering, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

  The Redeemable Preferred shareholders have the right to sell their shares to the Company and the Company has the right to redeem such shares for $1,000 per share upon the occurrence of certain events. The holders of the Redeemable Preferred Stock are also entitled to accumulated annual cash dividends of $80 per share. The Company will use a portion of the proceeds of this offering to redeem all outstanding shares of Redeemable Preferred Stock upon the closing of this offering. See "Use of Proceeds."

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to Chapter 110F of the Massachusetts General Laws. In general, this statute prohibits a Massachusetts corporation with more than 200 shareholders from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder, (ii) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested shareholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder). An "interested shareholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested shareholder. The Company may at any time elect not to be governed by Chapter 110F, by a vote of a majority of its shareholders, but such an election would not be effective for twelve months and would not apply to a business combination with any person who became an interested shareholder prior to such election.

  Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. The Company's Amended and Restated By-laws (the "By-laws") contain provisions that give effect to
Section 50A.

  The By-Laws require that a shareholder seeking to have any business conducted at a meeting of shareholders give notice to the Company not less than 60 days prior to the scheduled meeting, provided in certain circumstances that a shareholder will have ten days within which to give such notice. The notice from the shareholder must describe the proposed business to be brought before the meeting and include information about the shareholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other shareholder known to be supporting the proposal.

  The Company's By-Laws provide that a special meeting of shareholders may only be called by the President or a majority of the Board of Directors, or by the Clerk upon the written request of the shareholders holding at least 40% of the voting power of the Company. The Company's By-Laws (including the provisions described above pertaining to nominations and the presentation of business before a meeting of the shareholders) may not be amended and no provision inconsistent therewith may be adopted without the approval of either the Board of Directors or the holders of at least 75% of the voting power of the Company.

  The Company's Articles of Organization include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any shareholder of a corporation subject to this statute who acquires beneficial ownership of 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the shareholders of the corporation so authorize. (For purposes of the statute, a person is not deemed to be a beneficial owner of shares as to which such person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote.)

  The Company's Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Articles of Organization provide that the Company shall indemnify each person who is or was a director, officer, employee or other agent of the Company, and each person who is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses reasonably incurred by any such person in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company.

  The Company's Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Articles of Organization have been met.

  Certain of the provisions of the Articles of Organization and By-Laws discussed above would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. In addition, since the Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. The effect, if any, of public sales of shares or the availability of shares at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.

RESTRICTED SHARES

  Upon the closing of this offering, the Company will have 12,223,812 shares of Common Stock outstanding (12,797,562 shares if the Underwriters' over-allotment option is exercised in full). Approximately 367,986 of these shares, as well as the 3,825,000 shares of Common Stock offered hereby, may be resold without restriction or further registration under the Securities Act, unless acquired by an affiliate of the Company, as that term is defined in Rule 144 under the Securities Act. Beginning approximately 90 days after the date of this Prospectus, approximately 5,471,118 additional shares of Common Stock (including approximately 716,650 shares covered by options exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market subject to compliance with applicable provisions of Rules 144 and 701.

  In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (and persons whose shares must be aggregated with those of such person), including an Affiliate, who has beneficially owned restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 122,238 shares immediately upon the closing of this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of sale with the Commission or, if no such notice is required, the date of sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale and availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a shareholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements of Rule 144. A proposed amendment to Rule 144 would, if adopted, reduce the two and three year holding periods referred to above to one and two years, respectively.

OPTIONS

  Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the 1994 Option Plan and the 1996 Option Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by shareholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year holding period requirement.

  The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1996 Option Plan and the Purchase Plan. The registration statements are expected to be filed immediately after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above.

LOCK-UP AGREEMENTS

  The Company, certain security holders, including the Selling Shareholders, and all officers and directors of the Company, who in the aggregate will hold, following this offering, approximately 8,398,812 shares of Common Stock and options to purchase an aggregate of approximately 984,741 shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, not to directly or indirectly sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the consent of Alex. Brown & Sons Incorporated, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

REGISTRATION RIGHTS

  At the closing of this offering, certain persons and entities (the "Rightsholders") will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 8,231,051 shares (the "Registrable Shares") of Common Stock pursuant to the terms of an agreement among the Company and the Rightsholders. See "Certain Transactions."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and The Columbia Group Incorporated, have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
                             UNDERWRITER                                SHARES
                             -----------                               ---------
Alex. Brown & Sons Incorporated.......................................
Donaldson, Lufkin & Jenrette Securities Corporation...................
The Columbia Group Incorporated.......................................
                                                                       ---------
    Total............................................................. 3,825,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Shareholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and a Selling Shareholder have granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 519,750 and 54,000 additional shares of Common Stock, respectively, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,825,000, and the Company and such Selling Shareholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,825,000 shares of Common Stock are being offered.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

  The Company and each of its directors and executive officers and certain of its securityholders, who in the aggregate will hold, following this offering, 8,392,812 shares of Common Stock and options to purchase 984,741 shares of Common Stock, have agreed that they will not directly or indirectly, without the prior written consent of Alex. Brown & Sons Incorporated, offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "BCGI."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts, and for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements of Boston Communications Group, Inc. and subsidiaries and the related financial statement schedule at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the financial statements of Voice Systems Technology Inc. at February 29, 1996 and the eleven month period then ended appearing in this Prospectus and Registration Statement included elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Statements
 Introduction.............................................................   F-2
Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the
 year ended December 31, 1995.............................................   F-3
Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the
 three months ended March 31, 1996........................................   F-4
Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements..   F-5


BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

Report of Independent Auditors............................................   F-6
Consolidated Balance Sheets at December 31, 1994, 1995 and March 31, 1996
 (unaudited)..............................................................   F-7
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994, 1995 and the three months ended March 31, 1995 and 1996
 (unaudited)..............................................................   F-8
Consolidated Statements of Redeemable Preferred Stock and Shareholders'
 Deficit for the years ended December 31, 1993, 1994, 1995 and the three
 months ended March 31, 1996 (unaudited)..................................   F-9
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994, 1995 and the three months ended March 31, 1995 and 1996
 (unaudited)..............................................................  F-10
Notes to Consolidated Financial Statements................................  F-11


VOICE SYSTEMS TECHNOLOGY INC.

Report of Independent Auditors............................................  F-20
Balance Sheet at February 29, 1996........................................  F-21
Statement of Operations and Retained Earnings for the eleven-month period ended February 29, 1996..................................................  F-22
Statement of Cash Flows for the eleven-month period ended February 29,
 1996.....................................................................  F-23
Notes to Financial Statements.............................................  F-24

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS INTRODUCTION

  On February 29, 1996, the Company acquired the net assets of Voice Systems Technology Inc. (VST) for approximately $2,500,000 ($500,000 cash and 265,373 shares of common stock) in a non-taxable business combination. The cash consideration was financed with an existing credit facility.

  The following unaudited pro forma condensed consolidated statement of operations of BCG for the year ended December 31, 1995 and VST for the eleven months ended February 29, 1996 and the unaudited pro forma condensed consolidated statement of operations of BCG for the three months ended March 31, 1996 (which includes one month of VST's operations) and VST for the two months ended February 29, 1996 give effect to the acquisition of the net assets of VST by BCG. The pro forma information is based on the historical financial statements of BCG and VST, giving effect to the proposed transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

  The pro forma statements have been prepared by BCG management based upon the financial statements of VST, included elsewhere herein. These pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of BCG and VST, contained elsewhere in this Prospectus.

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                       YEAR ENDED DECEMBER 31, 1995

                                       HISTORICAL                     PRO FORMA
                          ------------------------------------ ---------------------------
                               BOSTON
                           COMMUNICATIONS     VOICE SYSTEMS
                           GROUP, INC. AND   TECHNOLOGY INC.
                            SUBSIDIARIES      ELEVEN MONTHS
                             YEAR ENDED     ENDED FEBRUARY 29,
                          DECEMBER 31, 1995        1996        ADJUSTMENTS    CONSOLIDATED
                          ----------------- ------------------ -----------    ------------
Revenues................     $34,219,659        $2,068,611                    $36,288,270
Expenses:
 Cost of revenues.......      26,099,332           887,933                     26,987,265
 Selling,
  administrative,
  engineering and
  depreciation..........       5,991,037         1,164,512      $312,000 (2)    7,467,549
                             -----------        ----------      ---------     -----------
                              32,090,369         2,052,445        312,000      34,454,814
                             -----------        ----------      ---------     -----------
Operating income........       2,129,290            16,166       (312,000)      1,833,456
Interest expense........         150,746                           53,000 (1)     203,746
                             -----------        ----------      ---------     -----------
Income from continuing
 operations before
 income taxes...........       1,978,544            16,166       (365,000)      1,629,710
Provision (benefit) for
 income taxes...........      (1,030,000)            7,154        (21,000)(3)  (1,043,846)
                             -----------        ----------      ---------     -----------
Income from continuing
 operations.............       3,008,544             9,012       (344,000)      2,673,556
Accretion of dividends
 on redeemable preferred
 stock..................        (949,672)                                        (949,672)
                             -----------        ----------      ---------     -----------
Net income from
 continuing operations
 available to common
 stockholders...........     $ 2,058,872        $    9,012      $(344,000)    $ 1,723,884
                             ===========        ==========      =========     ===========
Net income from
 continuing operations
 available to common
 shareholders per
 share..................     $      0.22                                      $      0.19
                             ===========                                      ===========
Shares used in computing
 net income from
 continuing operations
 per common share ......       9,178,690                                        9,178,690(4)
                             ===========                                      ===========
Supplemental income from
 continuing operations
 per common share.......     $      0.29                                      $      0.26
                             ===========                                      ===========
Shares used in computing
 supplemental income
 from continuing opera-
 tions per common
 share..................      10,503,380                                       10,503,380(5)
                             ===========                                      ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                     THREE MONTHS ENDED MARCH 31, 1996

                                       HISTORICAL                      PRO FORMA
                          ------------------------------------- ---------------------------
                                BOSTON
                            COMMUNICATIONS     VOICE SYSTEMS
                           GROUP, INC. AND    TECHNOLOGY INC.
                             SUBSIDIARIES        TWO MONTHS
                          THREE MONTHS ENDED ENDED FEBRUARY 29,
                            MARCH 31, 1996          1996        ADJUSTMENTS    CONSOLIDATED
                          ------------------ ------------------ -----------    ------------
Revenues................     $11,152,638          $156,664                     $11,309,302
Expenses:
 Cost of revenues.......       8,347,910            67,209                       8,415,119
 Selling,
  administrative,
  engineering and
  depreciation..........       2,070,176           204,900       $51,000 (2)     2,326,076
                             -----------          --------       --------      -----------
                              10,418,086           272,109         51,000       10,741,195
                             -----------          --------       --------      -----------
Operating income
 (loss).................         734,552          (115,445)       (51,000)         568,107
Interest expense........           5,792                            9,000 (1)       14,792
                             -----------          --------       --------      -----------
Income (loss) before
 taxes..................         728,760          (115,445)       (60,000)         553,315
Provision (benefit) for
 income taxes...........         300,000           (46,000)        (4,000)(3)      250,000
                             -----------          --------       --------      -----------
Net income (loss).......         428,760           (69,445)       (56,000)         303,315
Accretion of dividends
 on redeemable preferred
 stock..................        (236,769)                                         (236,769)
                             -----------          --------       --------      -----------
Net income (loss)
 available to common
 stockholders...........     $   191,991          $(69,445)      $(56,000)     $    66,546
                             ===========          ========       ========      ===========
Net income available to
 common shareholders per
 share..................     $      0.02                                       $      0.01
                             ===========                                       ===========
Shares used in computing
 net income per common
 share .................       9,178,690                                         9,178,690(4)
                             ===========                                       ===========
Supplemental net income
 per common share.......     $      0.04                                       $      0.03
                             ===========                                       ===========
Shares used in computing
 supplemental net income
 per common share.......      10,564,782                                        10,564,782(5)
                             ===========                                       ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

  The Unaudited Pro Forma Condensed Consolidated Statements of Income have been prepared giving effect to the VST acquisition accounted for under the purchase method of accounting as if it occurred on January 1, 1995. It combines the results of BCG's operations for the year ended December 31, 1995 with VST's results for the eleven months ended February 29, 1996. The three months ended March 31, 1996 combine the results of BCG's operations for the three months ended March 31, 1996, which includes one month of operations of VST, with VST's results for the two months ended February 29, 1996. The excess of purchase price over the fair value of the net assets acquired is being amortized on a straight line basis over an eight year period.

  Direct costs of the merger aggregating $50,000 have been reflected in the condensed combined financial information. The condensed combined financial information does not include any benefits from synergies that may result from the acquisition.


  (1) To record interest expense on the debt incurred to acquire VST.

  (2) To record amortization of goodwill on the straight line basis over 8 years.

  (3) To record the tax benefits of pro forma adjustments.

  (4) Common Stock issued in connection with acquistion of VST is included in weighted average shares outstanding of BCG pursuant to Staff Accounting Bulletion (SAB) No. 83.

  (5) Supplemental net income per share reflects the redemption of the Redeemable Preferred Stock and the repayment of borrowings outstanding under the Account Purchase Agreement with the proceeds of the offering.

Revenues of $157,000 and a net loss of $116,000 for the two months ended February 29, 1996 for VST have been included in the December 31, 1995 and March 31, 1996 pro forma condensed consolidated statements of earnings.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Boston Communications Group, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Boston Communications Group, Inc. and Subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, redeemable preferred stock and shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Communications Group, Inc. and subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP

Boston, Massachusetts
February 29, 1996, except for
Notes 8 and 11 as to which
the date is April 26, 1996

                       BOSTON COMMUNICATIONS GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                          DECEMBER 31,          MARCH 31,
                                    -------------------------  -----------
                                        1994         1995         1996
                                    ------------  -----------  -----------
                                                               (UNAUDITED)
              ASSETS
Current assets:
 Cash.............................. $    204,227  $   252,647  $   352,948
 Accounts receivable, net of
  allowance for billing adjustments
  and doubtful accounts of $545,637
  in 1994, $883,692 in 1995 and
  $909,330 in 1996.................    3,595,302    6,250,211    7,486,722
 Inventory.........................                                 65,350
 Net assets of discontinued
  operations.......................    1,668,859
 Deferred income taxes.............                 1,800,000    1,545,000
 Prepaid expenses..................      140,995      194,590      392,905
                                    ------------  -----------  -----------
    Total current assets...........    5,609,383    8,497,448    9,842,925
Property and equipment:
 Telecommunication systems.........    2,484,316    4,312,516    5,075,810
 Furniture and equipment...........      668,275    1,123,212    1,276,140
 Leasehold improvements............      122,352      224,911      280,082
 Systems in development............      126,922      733,762    1,395,523
                                    ------------  -----------  -----------
                                       3,401,865    6,394,401    8,027,555
Less allowances for depreciation
 and amortization..................      702,375    1,510,209    1,824,745
                                    ------------  -----------  -----------
                                       2,699,490    4,884,192    6,202,810
Goodwill, net......................                              2,419,238
Other assets.......................      312,910      232,467      321,557
Net assets of discontinued opera-
 tions.............................      245,627
                                    ------------  -----------  -----------
    Total assets................... $  8,867,410  $13,614,107  $18,786,530
                                    ============  ===========  ===========
                                          DECEMBER 31,          MARCH 31,
                                    -------------------------  -----------
                                        1994         1995         1996
                                    ------------  -----------  -----------
                                                               (UNAUDITED)
 LIABILITIES, REDEEMABLE PREFERRED
             STOCK AND
       SHAREHOLDERS' DEFICIT
Current liabilities:
 Notes payable..................... $             $            $   500,000
 Accounts payable..................    2,330,347    1,277,160    2,980,006
 Accrued expenses..................    2,150,238    4,428,272    5,123,332
 Income taxes payable..............       31,040      710,000      539,459
                                    ------------  -----------  -----------
    Total current liabilities......    4,511,625    6,415,432    9,142,797
Redeemable Preferred Stock, non-
 voting, par value $100 per share,
 13,000 shares authorized, 11,871
 shares issued and outstanding (at
 redemption value).................   14,946,654   15,896,326   16,133,095
Commitments and contingencies
Shareholders' deficit:
 Convertible Preferred Stock, $1.00
  par value per share, 1,325 shares
  authorized, 850 shares issued and
  outstanding (aggregate liquida-
  tion preference $1,050,000)......          850          850          850
 Common Stock, voting, par value
  $.01 per share, 35,000,000 shares
  authorized, 3,335,985 shares in
  1994 and 1995 and 3,719,204
  shares in 1996 issued and
  outstanding......................       33,360       33,360       37,192
 Additional paid-in capital........    1,016,121    1,016,121    3,028,587
 Accretion of dividends on
  Redeemable Preferred Stock.......   (3,075,700)  (4,025,372)  (4,262,141)
 Accumulated deficit...............   (8,565,500)  (5,722,610)  (5,293,850)
                                    ------------  -----------  -----------
    Total shareholders' deficit....  (10,590,869)  (8,697,651)  (6,489,362)
                                    ------------  -----------  -----------
    Total liabilities, redeemable
     preferred stock and
     shareholders' deficit......... $  8,867,410  $13,614,107  $18,786,530
                                    ============  ===========  ===========

                            See accompanying notes.

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS
                                YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------  -----------
                                                                      (UNAUDITED)
Service revenues:
 Calling service reve-
  nues..................  $ 8,235,875  $16,004,667  $25,446,172  $4,606,282  $ 7,213,913
 Carrier support service
  revenues..............      458,311    2,329,681    8,773,487   1,311,577    3,847,011
System revenues.........                                                          91,714
                          -----------  -----------  -----------  ----------  -----------
                            8,694,186   18,334,348   34,219,659   5,917,859   11,152,638
Expenses:
 Cost of service reve-
  nues..................    6,638,486   14,211,517   26,099,332   4,633,897    8,310,615
 Cost of system reve-
  nues..................                                                          37,295
 Engineering, research
  and development.......      151,933      269,504      839,042      98,791      419,074
 Sales and marketing....      504,237    1,268,242    1,934,272     397,840      557,614
 Management fees........      840,000    1,008,000    1,008,000     252,000      252,000
 General and administra-
  tive..................      585,340      775,453    1,321,266     325,085      481,849
 Depreciation and amor-
  tization..............      243,943      396,327      888,457     175,658      359,639
                          -----------  -----------  -----------  ----------  -----------
                            8,963,939   17,929,043   32,090,369   5,883,271   10,418,086
                          -----------  -----------  -----------  ----------  -----------
Operating income
 (loss).................     (269,753)     405,305    2,129,290      34,588      734,552
Interest expense........       40,594       64,023      150,746      15,904        5,792
                          -----------  -----------  -----------  ----------  -----------
Income (loss) from
 continuing operations
 before income taxes....     (310,347)     341,282    1,978,544      18,684      728,760
Provision (benefit) for
 income taxes...........       22,000       52,762   (1,030,000)      2,316      300,000
                          -----------  -----------  -----------  ----------  -----------
Income (loss) from con-
 tinuing operations.....     (332,347)     288,520    3,008,544      16,368      428,760
Discontinued operations:
 Income (loss) from op-
  erations..............      231,870      104,093     (128,904)   (128,904)
 Gain (loss) on dispos-
  al....................     (323,707)   1,402,373      (36,750)    (36,750)
                          -----------  -----------  -----------  ----------  -----------
Income (loss) from
 discontinued
 operations.............      (91,837)   1,506,466     (165,654)   (165,654)
                          -----------  -----------  -----------  ----------  -----------
Net income (loss).......     (424,184)   1,794,986    2,842,890    (149,286)     428,760
Accretion of dividends
 on redeemable preferred
 stock..................   (1,029,677)  (1,016,347)    (949,672)   (236,769)    (236,769)
                          -----------  -----------  -----------  ----------  -----------
Net income (loss)
 available to common
 shareholders...........  $(1,453,861) $   778,639  $ 1,893,218  $ (386,055) $   191,991
                          ===========  ===========  ===========  ==========  ===========
Net income (loss)
 available to common
 shareholders per common
 share:
 Continuing operations..  $     (0.42) $     (0.08) $      0.22  $    (0.02) $      0.02
                          ===========  ===========  ===========  ==========  ===========
 Net income (loss)......  $     (0.45) $      0.09  $      0.21  $    (0.04) $      0.02
                          ===========  ===========  ===========  ==========  ===========
Shares used in computing
 net income (loss) per
 common share...........    3,235,096    8,847,936    9,178,690   9,178,690    9,178,690
                          ===========  ===========  ===========  ==========  ===========
Supplemental net income
 available to common
 shareholders per common
 share:
 Continuing operations..                            $      0.29              $      0.04
                                                    ===========              ===========
 Net income.............                            $      0.27              $      0.04
                                                    ===========              ===========
Shares used in computing
 supplemental net income
 per common share.......                             10,503,380               10,564,782
                                                    ===========              ===========

                            See accompanying notes.

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

                  REDEEMABLE PREFERRED
                         STOCK                                         SHAREHOLDERS' DEFICIT
                  ---------------------  -------------------------------------------------------------------------------------
                                          CONVERTIBLE                                ACCRETION OF
                                           PREFERRED                                 DIVIDENDS ON
                                             STOCK       COMMON STOCK    ADDITIONAL   REDEEMABLE                     TOTAL
                                         ------------- -----------------  PAID-IN     PREFERRED    ACCUMULATED   SHAREHOLDERS'
                  SHARES     DOLLARS     SHARES AMOUNT  SHARES   DOLLARS  CAPITAL       STOCK        DEFICIT        DEFICIT
                  ---------------------  ------ ------ --------- ------- ----------  ------------  ------------  -------------
Balance at
 January 1,
 1993............  12,871  $ 13,900,630   850    $850  2,387,173 $23,872 $1,025,515  $(1,029,676)  $ (9,936,302) $ (9,915,741)
 Exercise of
  Common Stock
  options........                                        243,259   2,432     (2,408)                                       24
 Accretion of
  dividends on
  Redeemable
  Preferred
  Stock..........             1,029,677                                               (1,029,677)                  (1,029,677)
 Net loss........                                                                                      (424,184)     (424,184)
                  -------  ------------   ---    ----  --------- ------- ----------  -----------   ------------  ------------
Balance at
 December 31,
 1993............  12,871    14,930,307   850     850  2,630,432  26,304  1,023,107   (2,059,353)   (10,360,486)  (11,369,578)
 Issuance Common
  Stock..........                                        705,553   7,056     (6,986)                                       70
 Repurchase of
  Redeemable
  Preferred
  Stock..........  (1,000)   (1,000,000)
 Accretion of
  dividends on
  Redeemable
  Preferred
  Stock..........             1,016,347                                               (1,016,347)                  (1,016,347)
 Net income......                                                                                     1,794,986     1,794,986
                  -------  ------------   ---    ----  --------- ------- ----------  -----------   ------------  ------------
Balance at
 December 31,
 1994............  11,871    14,946,654   850     850  3,335,985  33,360  1,016,121   (3,075,700)    (8,565,500)  (10,590,869)
 Accretion of
  dividends on
  Redeemable
  Preferred
  Stock..........               949,672                                                 (949,672)                    (949,672)
 Net income......                                                                                     2,842,890     2,842,890
                  -------  ------------   ---    ----  --------- ------- ----------  -----------   ------------  ------------
Balance at
 December 31,
 1995............  11,871    15,896,326   850     850  3,335,985  33,360  1,016,121   (4,025,372)    (5,722,610)   (8,697,651)
 Accretion of
  dividends on
  Redeemable
  Preferred
  Stock..........               236,769                                                 (236,769)                    (236,769)
 Issuance Common
  Stock..........                                        265,373   2,654  1,997,346                                 2,000,000
 Exercise of
  Common Stock
  options........                                        117,846   1,178     15,120                                    16,298
 Net income......                                                                                       428,760       428,760
                  -------  ------------   ---    ----  --------- ------- ----------  -----------   ------------  ------------
Balance at March
 31, 1996
 (unaudited).....  11,871   $16,133,095   850    $850  3,719,204 $37,192 $3,028,587  $(4,262,141)  $ (5,293,850) $ (6,489,362)
                  =======  ============   ===    ====  ========= ======= ==========  ===========   ============  ============


                            See accompanying notes.

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    THREE MONTHS
                               YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          ------------------------------------  ---------------------
                             1993        1994         1995        1995       1996
                          ----------  -----------  -----------  --------  -----------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Income (loss) from con-
 tinuing operations.....  $ (332,347) $   288,520  $ 3,008,544  $ 16,368  $   428,760
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization.........     243,943      396,327      888,457   175,658      359,639
  Deferred income
   taxes................                            (1,800,000)               255,000
  Changes in operating
   assets and
   liabilities,
   excluding effects of
   discontinued
   operations
    Accounts
     receivable.........    (965,044)  (1,241,554)  (2,654,909)  (41,879)  (1,175,539)
    Inventory...........                                                          800
    Prepaid expenses and
     other assets.......    (112,971)    (141,276)     (51,692) (142,176)    (268,400)
    Accounts payable and
     accrued expenses...   1,208,317    1,152,340    1,224,847  (918,270)   2,213,630
    Income taxes
     payable............                   31,040      678,960   (21,146)    (170,541)
                          ----------  -----------  -----------  --------  -----------
                              41,898      485,397    1,294,207  (931,445)   1,643,349
Income (loss) from
 discontinued
 operations.............     (91,837)   1,506,466     (165,654) (165,654)
Adjustments to reconcile
 income (loss) from
 discontinued
 operations:
  (Gain) loss on
   disposal of
   discontinued
   operations...........     323,707   (1,402,373)      36,750    36,750
  Cash flow related to
   results of operations
   until disposal date..    (213,487)    (147,569)     802,653   499,290
                          ----------  -----------  -----------  --------  -----------
                              18,383      (43,476)     673,749   370,386
                          ----------  -----------  -----------  --------  -----------
  Net cash provided by
   (used in)
   operations...........      60,281      441,921    1,967,956  (561,059)   1,643,349
INVESTING ACTIVITIES
Acquisition of business,
 net of cash acquired...                                                     (497,137)
Investment in
 subsidary..............                                                      (35,000)
Purchase of property and
 equipment..............    (269,551)  (2,214,820)  (2,992,536) (453,714)  (1,527,209)
Net proceeds from sale
 of lines of business...                7,544,184    1,073,000   164,500
                          ----------  -----------  -----------  --------  -----------
Net cash provided by
 (used in) investing
 activities.............    (269,551)   5,329,364   (1,919,536) (289,214)  (2,059,346)
FINANCING ACTIVITIES
Proceeds from exercise
 of stock options.......          24                                           16,298
Proceeds from issuance
 of stock...............                       70
Repurchase of Redeemable
 Preferred Stock........               (1,000,000)
Proceeds from notes pay-
 able...................                                         900,000      500,000
Repayment of long-term
 debt...................               (5,248,319)
                          ----------  -----------  -----------  --------  -----------
Net cash provided by
 (used in) financing
 activities.............          24   (6,248,249)               900,000      516,298
                          ----------  -----------  -----------  --------  -----------
Increase (decrease) in
 cash...................    (209,246)    (476,964)      48,420    49,727      100,301
Cash at beginning of pe-
 riod...................     890,437      681,191      204,227   204,227      252,647
                          ----------  -----------  -----------  --------  -----------
Cash at end of period...  $  681,191  $   204,227  $   252,647  $253,954  $   352,948
                          ==========  ===========  ===========  ========  ===========

                            See accompanying notes.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

 The Company

  Boston Communications Group, Inc. (the Company) (formerly Radio Telephone Systems, Inc.) is a Massachusetts company which develops, markets and provides specialized calling and carrier support services to the wireless telephone industry.

2. SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company earns revenues by providing carrier support service for cellular carriers and processing cellular calls for individuals who have roamed outside of their service area. Revenue is recognized when the service is provided and is recorded net of estimated chargebacks and other billing adjustments. The Company recognizes revenue from the sale of systems at the time the system is shipped.

 Principles of Consolidation

  The financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. The Company accounts for its 17.5% investment in a subsidiary using the cost method of accounting. All intercompany accounts and transactions have been eliminated.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentrations of Credit Risk

  The Company's roaming customers are individuals who place cellular calls from service areas, which are not covered by traditional roaming agreements. These calls are forwarded by cellular carriers to the Company for processing. Each transaction is small in size and the Company minimizes credit risk by validating appropriate billing information. Carrier support services are provided to cellular carriers located throughout the country.

  The Company has roaming and carrier support agreements with numerous carriers, 10 of which accounted for 85.1%, 81.2% and 84.6% of the Company's total revenues for the years ended December 31, 1993, 1994 and 1995, respectively. The following table summarizes sales, as a percentage of total revenues, to major customers (sales in excess of 10%):

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1993  1994  1995
                                                               ----  ----  ----
      Customer A..............................................  --   16.0% 15.0%
      Customer B.............................................. 19.2% 11.7  13.9
      Customer C..............................................  --    --   11.9
      Customer D.............................................. 18.1  15.6   --
      Customer E.............................................. 14.6   --    --

 Inventory

  Inventory, which is comprised of computer hardware and electronic components, is recorded at the lower of cost or market. The cost of inventory is determined using the first-in, first-out method.

 Property and Equipment

  Property and equipment are recorded at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 7 years. Systems in development represent the cost of purchased hardware and software to be used in switching equipment not yet in service. These costs will be depreciated over 5 years once the assets are placed into service.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

 Goodwill

  Goodwill is being amortized on a straight-line basis over an eight year period. Accumulated amortization totaled $25,000 at March 31, 1996.

 Engineering, Research and Development

  Costs associated with engineering, research and development are expensed as incurred.

 Accounting Pronouncement

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for the recognition and measurement of impairment of loss associated with long-lived assets. The Company has adopted this standard in the first quarter of 1996, and its adoption did not have a material impact on the Company's financial position or results of operations.

 Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," as this alternative requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, since the exercise price of options granted under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is required.

 Reclassifications

  Certain amounts in the 1993 and 1994 financial statements were reclassified to conform to 1995 presentation.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of common and dilutive common shares outstanding during each period. Common and common equivalent shares issued during the twelve month period prior to the initial filing date of the proposed public offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method.

 Supplemental Net Income Per Share

  Supplemental net income per share is based on the weighted average number of shares used in the calculation of net income per share increased by the number of shares which at an assumed offering price of $12.00 would be required to complete the redemption of the Redeemable Preferred shares. Net income available to common shareholders is increased by the dividends accreted in 1995 on the Redeemable Preferred Stock.

 Unaudited Interim Consolidated Financial Statements

  The consolidated balance sheet as of March 31, 1996 and the consolidated statements of operations, redeemable preferred stock and shareholders' deficit and cash flows for the three months ended March 31, 1995 and 1996, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS

  On March 31, 1995, the Company sold the net assets of its cellular sales and service subsidiary for $573,000. On October 24, 1994, the Company sold the net assets of its rural cellular phone system subsidiary for $8,000,000, including a note receivable for $500,000 which was paid in 1995. In connection with this sale, the Company repaid $5,000,000 of promissory notes and vendor obligations. On March 15, 1994, the Company sold the net assets of its air-to-ground system subsidiary for $150,000.

  Interest expense of $552,000 in 1993 and $492,000 in 1994 has been allocated to the discontinued operations of the rural cellular phone system subsidiary as the borrowings were specifically associated with that business. Income taxes associated with the discontinued operations are not material.

  The revenues of the discontinued operations are summarized below:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993     1994    1995
                                                       ------- -------- -------
                                                            (IN THOUSANDS)
     Cellular sales and service....................... $ 7,556 $  9,455 $ 1,001
     Rural cellular phone system......................     646      717
     Air-to-ground system.............................      17
                                                       ------- -------- -------
                                                       $ 8,219 $ 10,172 $ 1,001
                                                       ======= ======== =======

  The operating income (loss) of the discontinued operations is summarized below:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1993     1994      1995
                                                    -------  -------  --------
                                                         (IN THOUSANDS)
     Cellular sales and service.................... $   205  $   262  $   (129)
     Rural cellular phone system...................     140     (158)
     Air-to-ground system..........................    (113)
                                                    -------  -------  --------
                                                    $   232  $   104  $   (129)
                                                    =======  =======  ========

  The gain (loss) on the disposal of the discontinued operations is summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1993      1994    1995
                                                     -------  -------- -------
                                                          (IN THOUSANDS)
     Cellular sales and service.....................                   $  (129)
     Rural cellular phone system....................            $1,402
     Air-to-ground system...........................   $(324)
                                                     -------  -------- -------
                                                     $  (324) $  1,402 $  (129)
                                                     =======  ======== =======

  Income taxes associated with the gain (loss) on the disposal of the discontinued operations were not material.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

4. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

                                               DECEMBER 31,   MARCH 31,
                                               ------------- -----------
                                                1994   1995     1996
                                               ------ ------ -----------
                                                             (UNAUDITED)
     Billing adjustments and chargebacks...... $  297 $1,136   $1,295
     Cellular airtime.........................    634  1,077    1,187
     Payroll..................................    280    391      698
     Deferred revenue.........................    145    325      412
     Telecommunication costs..................    187    305      437
     Billing services.........................    286    282      276
     Other....................................    321    912      818
                                               ------ ------   ------
                                               $2,150 $4,428   $5,123
                                               ====== ======   ======

5. SHORT-TERM FINANCING ARRANGEMENTS

  The Company has short-term financing available under an Account Purchase Agreement with its outside billing agent. Amounts available under the Agreement are limited to the lesser of $2,800,000 or 70% of eligible trade receivables, which are secured by related receivables amounting to approximately $3,200,000, $4,700,000 and $4,900,000 at December 31, 1994 and
1995 and March 31, 1996, respectively. Borrowings are payable on demand and bear interest at the prime rate plus 1.5% (9.75% at March 31, 1996). No borrowings were outstanding at December 31, 1994 and 1995 and $500,000 was outstanding at March 31, 1996.

  Interest paid by the Company approximated interest expense for all periods presented in the accompanying financial statements.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                              DECEMBER 31,    MARCH 31,
                                             ---------------  ---------
                                              1994     1995     1996
                                             -------  ------  ---------
                                                             (UNAUDITED)
     Deferred tax assets:
       Net operating loss carryforwards..... $ 2,575  $1,189   $  934
       Book over tax amortization and
        depreciation expense................     494     390      390
       Allowance for doubtful accounts,
        billing adjustments and
        chargebacks.........................     301     775      809
       Other................................      44      49       49
                                             -------  ------   ------
                                               3,414   2,403    2,182
       Valuation allowance for deferred tax
        assets..............................  (3,254)   (162)    (162)
                                             -------  ------   ------
     Total deferred tax assets..............     160   2,241    2,020
     Deferred tax liabilities:
       Tax over book amortization...........            (281)    (315)
       Amortization of legal costs..........    (160)   (160)    (160)
                                             -------  ------   ------
     Total deferred tax liabilities.........    (160)   (441)    (475)
                                             -------  ------   ------
     Net deferred tax assets................ $     0  $1,800   $1,545
                                             =======  ======   ======

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                                 THREE MONTHS
                                                 YEAR ENDED          ENDED
                                                DECEMBER 31,       MARCH 31,
                                              -----------------  -------------
                                              1993 1994  1995     1995   1996
                                              ---- ---- -------  ------ ------
                                                                  (UNAUDITED)
     Current:
       Federal...............................      $18  $   110  $   2  $    8
       State................................. $22   35      660             37
                                              ---  ---  -------  -----  ------
                                               22   53      770      2      45
     Deferred:
       Federal...............................            (1,530)           217
       State.................................              (270)            38
                                              ---  ---  -------  -----  ------
                                                         (1,800)           255
                                              ---  ---  -------  -----  ------
     Income tax provision (benefit).......... $22  $53  $(1,030) $   2  $  300
                                              ===  ===  =======  =====  ======

  At January 1, 1995, primarily as a result of the net operating losses, the Company was in a net deferred tax asset position. The full amount of the deferred tax asset was offset by a valuation allowance due to uncertainties associated with the realization of the deferred tax benefit. Based on the Company's ability to generate taxable income and its projections for 1997 and 1998, the Company has reduced the remaining valuation allowance to state the net deferred tax asset at its net realizable value.

  The Company utilized $635,000 in 1993, $1,177,000 in 1994 and $2,620,000 in
1995 of federal net operating loss carryforwards to offset taxable income. The valuation allowance decreased $3,092,000 during 1995 due primarily to the utilization of net operating loss carryforwards and to the reversal of a significant portion of the valuation allowance. The valuation allowance decreased by $286,000 in 1994 and increased by $102,000 in 1993.

  At December 31, 1995, the Company has $3,000,000 of net operating loss carryforwards for federal income tax return purposes available for use in future years that expire beginning in 2003.

  A reconciliation of the statutory rate to the effective rate is as follows:

                                                              THREE MONTHS
                                            YEAR ENDED            ENDED
                                           DECEMBER 31,         MARCH 31,
                                          -----------------   ---------------
                                          1993   1994  1995    1995     1996
                                          ----   ----  ----   ------   ------
                                                               (UNAUDITED)
Federal provision (benefit) at statutory
 rate.................................... (34)%   34%   34 %      34%      34%
State income provision (benefit), net of
 federal benefit.........................  (6)     6     6         6        6
Permanent differences....................          2     1         1        1
Change in valuation allowance............              (65)
Carryforward (benefit) of net operating
 loss....................................  40    (27)  (28)      (29)
Other....................................   7
                                          ---    ---   ---    ------   ------
                                            7%    15%  (52)%      12%      41%
                                          ===    ===   ===    ======   ======

  Income taxes paid were $17,000 in 1993, $36,000 in 1994, and $67,500 in 1995 and $8,000 and $240,000 for the three months ended March 31, 1995 and 1996.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

7. REDEEMABLE PREFERRED STOCK

  The Redeemable Preferred shareholders have the right to sell their shares to the Company for $1,000 per share upon the earlier of (1) June 30, 1997, (2) the sale of the ROAMERplus(TM) business, (3) the sale, merger or acquisition of the Company whereby the common shareholders receive proceeds for their Common Stock, or (4) the sale by the management shareholders of substantially all of their common stock. The Company has the right to repurchase the Redeemable Preferred shares for $1,000 per share upon the earlier of June 30, 1997 or the sale of the ROAMERplus(TM) business.

  The holders of the Redeemable Preferred Stock are entitled to annual cash dividends of $80 per share. These dividends shall accumulate and are payable on the earlier of December 31, 1997 or the sale of substantially all of the assets of the Company. Subsequent to December 31, 1997, these dividends shall be payable annually on December 31 of each year. Undeclared and unpaid dividends to the holders of the Redeemable Preferred Stock in the amount of $3,075,700, $4,025,372 and $4,262,141 and have been accreted in stockholders' equity at December 31, 1994 and 1995 and March 31, 1996, respectively. The holders of the Series A Common Stock and the Convertible Preferred Stock are entitled to receive dividends in such amounts and at such times as may be determined by the Board of Directors.

8. CAPITAL STOCK

 Common Stock

  On April 26, 1996, the Company authorized 35,000,000 shares of a new class of common stock and effected a recapitalization of the Company (the "1996 Recapitalization"). All outstanding shares of the Company's class A, B, C and D common stock were exchanged for an aggregate of 3,335,985 shares of Common Stock. In addition, the terms and conditions of the Company's three classes of convertible preferred stock were modified, without changing the total number of shares of Common Stock into which the preferred stock can be converted. The convertible preferred shares will automatically convert to 5,004,608 shares of Common Stock upon the closing of an initial public offering. Preferred shares have voting rights equivalent to the common shares into which they can be converted.

  The Company and its principal shareholders have entered into an agreement providing that, if the Company does not complete an initial public offering on or before August 31, 1996, the parties will take such action as may be necessary to effect a recapitalization of the Company to reorganize the share ownership of the Company among the shareholders to restore the capitalization of the Company to substantially the position in effect before the 1996 Recapitalization. Any such recapitalization would create additional classes or series of common and preferred stock and alter relative conversion and liquidation rights, but would not increase the number of common shares and common share equivalents or the aggregate liquidation preferences.

 Stock Option Plan

  In 1994, the shareholders voted to adopt the 1994 Boston Communications Group, Inc. Stock Option Plan (the Plan), which allows for the granting of 355,758 options to purchase Common Stock at a purchase price equal to the fair value of the Company's stock. Stock options granted under the Plan generally vest over four years. Stock option information is as follows:

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                                                          OPTION PRICE
                                                OPTIONS    RANGE PER   AVAILABLE
                                              OUTSTANDING    SHARE     FOR GRANT
                                              ----------- ------------ ---------
December 31, 1992............................   243,259         $.0001      --
 Exercised...................................  (243,259)        $.0001      --
                                               --------                 -------
December 31, 1993............................       --             --       --
 Granted.....................................   324,629          $0.14      --
                                               --------                 -------
December 31, 1994............................   324,629          $0.14   31,129
 Granted.....................................    31,129          $0.14      --
                                               --------                 -------
December 31, 1995............................   355,758          $0.14      --
 Granted.....................................   746,829   $5.75-$10.00      --
 Exercised...................................  (117,846)         $0.14      --
                                               --------                 -------
March 31, 1996 (unaudited)...................   984,741   $0.14-$10.00  517,963
                                               ========                 =======

  There were options exercisable at $0.14 per share in the amount of 181,219 at December 31, 1995 and 63,373 at March 31, 1996.

  The options exercised in 1993 represent the remaining options that were granted under a pre-existing stock option plan.

  Shares sold to an employee are subject to the Company's buy back option that lapses over a two and a half year period ending December 1, 1996. At December 31, 1995, 158,794 shares of Common Stock were subject to this repurchase option by the Company at $0.0001 per share.

  In February and March 1996, the Company granted options to purchase 653,278 and 93,551 (see note 11) at exercise prices of $5.75 and $10.00, respectively, which were deemed fair market value as determined by the Company.

9. COMMITMENTS

  The Company has noncancelable operating lease commitments for office space. Rent expense approximated $280,000, $399,000 and $442,500 for the years ended December 31, 1993, 1994 and 1995, respectively, and $155,000 and $164,000 for the three months ended March 31, 1995 and 1996, respectively. Future minimum rental commitments, which include office space leased in February 1996, are as follows:

       Year ending December 31, 1996................................ $  766,052
       1997.........................................................    795,524
       1998.........................................................    787,901
       1999.........................................................    722,840
       2000.........................................................    462,381
       Thereafter...................................................     77,063
                                                                     ----------
                                                                     $3,611,761
                                                                     ==========

  The Company has entered into a three year license agreement for certain software to be used in a new service offering. The oustanding license fee at December 31, 1995 is approximately $200,000. The Company has the right to cancel the agreement at any time.

              BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

10. RELATED-PARTY TRANSACTIONS

  The Company paid annual fees in the amount of $840,000 in 1993, $1,008,000 in 1994 and 1995 and $252,000 for the three months ended March 31, 1995 and 1996 to a management company affiliated with certain shareholders of the Company, which represents the payroll and certain benefit costs of senior management personnel responsible for the operations of the Company. Additionally, the Company leases office space from another company affiliated with certain shareholders of the Company under a leasing arrangement which expires in April 1999. The Company recorded rent expense of $28,000 in 1994, $68,000 in 1995 and $17,000 for the three months ended March 31, 1995 and 1996 in connection with this lease.

11. SUBSEQUENT EVENTS

  In February 1996, the Company acquired the net assets of Voice Systems Technology Inc. (VST), a company which develops and markets voice processing systems, for approximately $2,500,000 ($500,000 cash and 265,373 shares of common stock). VST had revenues and net income for the 11 months ended February 29, 1996 of approximately $2,100,000 and approximately $9,000 respectively. The acquisition has been accounted for under the purchase method of accounting and the results of operations will be included in the Company's results of operations from the date of acquisition. The Company will amortize goodwill associated with the acquisition over eight years using the straight line method.

  The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, amortization of goodwill resulting from the purchase and income taxes. The pro forma financial information is not necessarily indicative of the results of operations as if the transactions had been effected on the assumed dates:

                                          DECEMBER 31, 1995 MARCH 31, 1996
                                          ----------------- --------------
                                           (IN THOUSANDS EXCEPT PER SHARE
                                                       DATA)
      Net revenues.......................      $36,288         $11,309
      Net income available to common
       stockholders......................      $ 1,558         $    67
      Net income per common share........      $  0.17         $  0.01

  On April 25, 1996, the Board of Directors voted to terminate the 1994 Stock Option Plan upon the effective date of the initial public offering contemplated herein.

  The Company's 1996 Stock Option Plan (the 1996 Option Plan) was adopted by the Board of Directors and approved by the stockholders of the Company in March 1996. The 1996 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may only be granted to employees of the Company. A total of 1,264,792 shares of Common Stock may be issued upon the exercise of options granted under the 1996 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1996 Option Plan shall not exceed 200,000 shares of Common Stock during any calendar year.

            BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in April 1996 and becomes effective upon the closing of the initial public offering contemplated herein. The Purchase Plan authorizes the issuance of up to a total of 225,000 shares of Common Stock to participating employees. Certain employees of the Company who have been employed by the Company for a minimum of 18 months, including directors of the Company who are employees, are eligible to participate in the Purchase Plan. On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (up to a maximum of 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 90% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which has an aggregate market value (determined on the last day of the Offering Period) in excess of $25,000. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

  Upon the closing of the initial public offering contemplated herein, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations, or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Voice Systems Technology Inc.

  We have audited the accompanying balance sheet of Voice Systems Technology Inc. as of February 29, 1996, and the related statements of operations and retained earnings and cash flows for the eleven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Systems Technology Inc. at February 29, 1996, and the results of its operations and its cash flows for the eleven-month period then ended, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP

Philadelphia, Pennsylvania
April 19, 1996

                         VOICE SYSTEMS TECHNOLOGY INC.

                                 BALANCE SHEET

                               FEBRUARY 29, 1996

        ASSETS
Current assets:
 Cash................................................................. $  2,863
 Accounts receivable..................................................   60,972
 Inventory............................................................   66,150
 Prepaid expenses.....................................................    3,641
                                                                       --------
Total current assets..................................................  133,626
Property and equipment, net...........................................  105,945
                                                                       --------
                                                                       $239,571
                                                                       ========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable..................................................... $ 88,495
 Accrued expenses.....................................................   38,455
 Deferred income......................................................   57,326
                                                                       --------
Total current liabilities.............................................  184,276
Commitment and contingencies
Shareholders' equity:
 Common Stock, $.01 par value:
  Authorized shares--1,500
  Issued and outstanding shares--375..................................        4
 Additional capital...................................................    2,411
 Retained earnings....................................................   52,880
                                                                       --------
Total shareholders' equity............................................   55,295
                                                                       --------
                                                                       $239,571
                                                                       ========


                            See accompanying notes.

                         VOICE SYSTEMS TECHNOLOGY INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                  ELEVEN-MONTH PERIOD ENDED FEBRUARY 29, 1996

Revenues............................................................ $2,068,611
Operating expenses:
 Cost of revenue....................................................    887,933
 Selling, general, and administrative...............................  1,164,512
                                                                     ----------
                                                                      2,052,445
                                                                     ----------
Income before provision for income taxes............................     16,166
Provision for income taxes..........................................      7,154
                                                                     ----------
Net income..........................................................      9,012
Retained earnings at March 31, 1995.................................     43,868
                                                                     ----------
Retained earnings at February 29, 1996.............................. $   52,880
                                                                     ==========



                            See accompanying notes.

                         VOICE SYSTEMS TECHNOLOGY INC.

                            STATEMENT OF CASH FLOWS

                  ELEVEN-MONTH PERIOD ENDED FEBRUARY 29, 1996

OPERATING ACTIVITIES
Net income.......................................................... $  9,012
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation.......................................................   17,737
 Changes in operating assets and liabilities:
  Accounts receivable...............................................   19,812
  Inventory.........................................................  (66,150)
  Prepaid expenses..................................................    6,082
  Accounts payable..................................................   41,515
  Accrued expenses..................................................   11,594
  Deferred revenue..................................................   13,253
                                                                     --------
Net cash provided by operating activities...........................   52,855
INVESTING ACTIVITIES
Expenditures for property and equipment.............................  (54,508)
                                                                     --------
Net cash used in investing activities...............................  (54,508)
                                                                     --------
Decrease in cash....................................................   (1,653)
Cash at March 31, 1995..............................................    4,516
                                                                     --------
Cash at February 29, 1996........................................... $  2,863
                                                                     ========
SUPPLEMENTAL DISCLOSURE
Noncash acquisition of property and equipment in exchange for extended maintenance agreement..................................... $ 30,000
                                                                     ========


                            See accompanying notes.

                         VOICE SYSTEMS TECHNOLOGY INC.

                         NOTES TO FINANCIAL STATEMENTS

                               FEBRUARY 29, 1996

1. BUSINESS

  Voice Systems Technology Inc. was incorporated in 1991 and is engaged primarily in the development and marketing of voice processing systems including telecommunication, voice mail, fax mail, and voice response products. The Company markets its products to telephone and cellular telephone companies primarily in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company recognizes revenue from the sale of systems at the time the system is shipped. Fees for extended maintenance agreements are deferred and are recognized ratably over the term of the agreement. All maintenance agreements extend for a period of 1 year or less.

 Accounting for the Costs of Computer Software to be Sold

  Software development costs incurred from the point that technological feasibility is determined and the product is ready for market are capitalized and amortized over the product life. At March 1, 1995, all computer software product development costs capitalized have been fully amortized.

 Property and Equipment

  Depreciation and amortization are computed using the straight-line method over a five- to seven-year estimated useful life.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

  The Company accounts for income taxes under the liability method required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

INVENTORY

  Inventory, which consists principally of purchased parts (computer hardware and electronic components), is recorded at the lower of cost or market. The cost of inventory is determined using the first-in, first-out (FIFO) method.

NEW ACCOUNTING PRONOUNCEMENT

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121, which is required to be adopted for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long- lived assets, and certain intangible assets. The Company does not expect that adoption of SFAS No. 121 will have a material effect on its financial position or results of operations.

                         VOICE SYSTEMS TECHNOLOGY INC.

3. PROPERTY AND EQUIPMENT, AT COST

                                                               FEBRUARY 29, 1996
                                                               -----------------
   Furniture and fixtures.....................................     $ 18,384
   Computer equipment.........................................      108,521
   Leasehold improvements.....................................        5,000
                                                                   --------
                                                                    131,905
   Less accumulated depreciation..............................      (25,960)
                                                                   --------
                                                                   $105,945
                                                                   ========

  Depreciation expense for the eleven-month period ended February 29, 1996 was $17,737.


4. INCOME TAXES

  The components of the provision for federal and state income taxes are as follows:

   State................................................................. $2,654
   Federal...............................................................  4,500
                                                                          ------
                                                                          $7,154
                                                                          ======

  The provision for income taxes differs from the amount of tax expense which would result from using the federal tax rate of 34% for the following reasons:

                                                                    ELEVEN-MONTH
                                                                    PERIOD ENDED
                                                                    FEBRUARY 29,
                                                                        1996
                                                                    ------------
   Computed at 34% of earnings before income taxes.................   $ 5,496
   State income taxes, net of federal tax benefit..................     1,752
   Permanent difference............................................     5,666
   Tax benefit of graduated tax rates..............................    (5,760)
                                                                      -------
                                                                      $ 7,154
                                                                      =======

  The Company has no basis differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as of February 29, 1996 and, accordingly, no deferred taxes have been reflected.

  Income tax payments amounted to $1,300 for the eleven-month period ended February 29, 1996.

5. STOCKHOLDERS' EQUITY

  During the eleven months ended February 29, 1996, there were no changes in common stock and additional paid-in capital.

                         VOICE SYSTEMS TECHNOLOGY INC.

6. COMMITMENTS

  Rent expense for the eleven-month period ended February 29, 1996 was $27,480.

  Future minimum payments under operating leases that have noncancelable terms in excess of one year are as follows at February 29, 1996:

   1997................................................................ $ 28,380
   1998................................................................   26,895
   1999................................................................   17,000
   2000................................................................   18,000
   2001................................................................   12,000
                                                                        --------
                                                                        $102,275
                                                                        ========

7. SIGNIFICANT CUSTOMER

  One of the Company's customers accounted for 10% of its revenues for the eleven-month period ended February 29, 1996.

8. SUBSEQUENT EVENT

  Effective February 29, 1996, all of the outstanding common stock of the Company was acquired by Boston Communications Group, Inc.

                     [PICTURE OF MAP OF THE UNITED STATES]

                            ----------------------

                               Roaming Services
                           Carrier Support Services
                           Prepaid Wireless Services


                            ----------------------

                       [PICTURE OF CELLULAR TELEPHONE]

                            ----------------------

                   [BOSTON COMMUNICATIONS GROUP, INC. LOGO]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER
OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................  3
Risk Factors.............................................................  6
Use of Proceeds.......................................................... 13
Dividend Policy.......................................................... 13
Capitalization........................................................... 14
Dilution................................................................. 15
Selected Consolidated Financial Data..................................... 16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... 17
Business................................................................. 27
Management............................................................... 37
Certain Transactions..................................................... 42
Principal and Selling Shareholders....................................... 45
Description of Capital Stock............................................. 47
Shares Eligible for Future Sale.......................................... 49
Underwriting............................................................. 51
Legal Matters............................................................ 52
Experts.................................................................. 52
Additional Information................................................... 53
Index to Consolidated Financial Statements............................... F-1

                                ---------------

 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,825,000 Shares

                           [BCG LOGO APPEARS HERE]

                                 Common Stock


                                  -----------
                                  PROSPECTUS
                                  -----------

                              Alex. Brown & Sons
                                 INCORPORATED

                         Donaldson, Lufkin & Jenrette
                            SECURITIES CORPORATION

                              The Columbia Group
                                 INCORPORATED

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.

      SEC Registration Fee............................................ $ 19,719
      NASD Filing Fee.................................................    6,219
      Nasdaq Listing Fee..............................................   50,000
      Blue Sky Fees and Expenses......................................   20,000
      Transfer Agent and Registrar Fees...............................   10,000
      Accounting Fees and Expenses....................................  200,000
      Legal Fees and Expenses.........................................  300,000
      Printing, Engraving and Mailing Expenses........................  100,000
      Miscellaneous...................................................  269,062
                                                                       --------
          Total....................................................... $975,000
                                                                       ========

- --------
The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 6 of the Company's Restated Articles of Organization provides that the Company shall indemnify each person who is or was a director, officer, employee or other agent of the Company, and each person who is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. The provisions in the Company's articles pertaining to indemnification may not be amended and no provision inconsistent therewith may be adopted without the approval of either the Board of Directors or the holders of at least a majority of the voting power of the Company.
Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

  The Company maintains directors' and officers' liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended. The following numbers give effect to the re-capitalization of the Company effected on April 26, 1996. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

  (a) Issuances of Capital Stock

  On March 8, 1994, the Company issued an aggregate of 476,200 shares of Common Stock to Brian Boyle at a price per share of approximately $.0001.

  On December 31, 1992, pursuant to a Securities Exchange Agreement, the Company issued an aggregate of 12,870.954 shares of its Redeemable Preferred Stock, 375 shares of its Class A Convertible Preferred Stock, 200 shares of its Series 1 Class B Convertible Preferred Stock, 275 shares of its Series 2 Class B Convertible Preferred Stock, 2,630,433 shares of Common Stock and an option to purchase 243,259 shares of Common Stock in exchange for an aggregate of $13,545,954 in promissory notes, 3,785,158 shares of Common Stock and options to purchase 5,658,096 shares of Common Stock. In connection with this transaction (i) Paul Tobin, the Company's Chairman, received 412.433 shares of Redeemable Preferred Stock, 7.5 shares of Series 2 Class B Convertible Preferred Stock and 922,569 shares of Common Stock in exchange for $427,433 in promissory notes and an option to purchase 1,983,045 shares of Common Stock;
(ii) Frederick von Mering, the Company's Chief Financial Officer and a Director, received 517,810 shares of Common Stock in exchange for an option to purchase 1,113,542 shares of Common Stock; (iii) entities affiliated with Burr, Egan, Deleage & Co., of which Craig Burr, a Director of the Company, is a Managing General Partner, received an aggregate of 5,991.823 shares of Redeemable Preferred Stock, 375 shares of Class A Convertible Preferred Stock and 71.5 shares of Series 2 Class B Convertible Preferred Stock in exchange for an aggregate of $6,134,823 in promissory notes and 3,785,158 shares of Common Stock; (iv) Highland Capital Partners, L.P., with which James McLean, a Director of the Company, is affiliated, received 4,517.834 shares of Redeemable Preferred Stock, 275 shares of Series 1 Class B Convertible Preferred Stock, 58.5 shares of Series 2 Class B Convertible Preferred Stock in exchange for $4,909,861 in promissory notes; (v) Robert J. Sullivan, a holder of more than 5% of the Company's Common Stock, received 171.473 shares of Redeemable Preferred Stock and 703,735 shares of Common Stock in exchange for an option to purchase 1,513,043 shares of Common Stock and $171,473 in promissory notes; and (vi) BCG Investments, Inc., a company whose officers are Messrs. Tobin, von Mering and Sullivan and whose sole shareholder and Director is Mr. Tobin, received 440.116 shares of Redeemable Preferred Stock in exchange for $440,116 in promissory notes.

  On February 29, 1996, pursuant to an Agreement and Plan of Merger among the Company, Boston Communications Group Subsidiary, Inc. and Voice Systems Technology Inc. ("VST") dated February 29, 1996, the Company issued an aggregate of 265,373 shares of Common Stock to the former shareholders of VST.

  (b) Certain Grants and Exercises of Stock Options

  From the adoption of the Company's 1994 Stock Option Plan to April 1995, the Company has granted options to purchase an aggregate of 355,758 shares of Common Stock at a weighted average exercise price of $0.14 per share under such plan to certain of its officers, directors and employees. As of April 15, 1996, the Company had issued an aggregate of 117,846 shares of Common Stock upon the exercise of such options, and options granted under the 1994 Stock Option Plan to purchase an aggregate of 237,912 shares of Common Stock remained outstanding.

  In February 1996, the Company granted non-qualified stock options to purchase an aggregate of 653,278 shares of Common Stock to certain of its executive officers at an exercise price of $5.75 per share. As of April 15, 1996, none of these options had been exercised.

  The Company's 1996 Stock Option Plan was adopted by the Board of Directors and the shareholders of the Company in March 1996. On March 28, 1996, the Company granted an option to purchase 93,551 shares of Common Stock at an exercise price per share of $10.00. As of April 15, 1996, this option had not been exercised, and no additional options had been granted under the 1996 Stock Option Plan.

  The Company's 1996 Employee Stock Purchase Plan was adopted by the Board of Directors and the shareholders of the Company in April 1996. As of April 26, 1996, no shares of Common Stock had been issued under the 1996 Employee Stock Purchase Plan.

  No underwriters were engaged in connection with any of the foregoing sales of securities. The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
    1     Form of Underwriting Agreement.
   *3.1   Restated Articles of Organization of the Company, as amended.
   *3.2   Form of Restated Articles of Organization of the Company.
   *3.3   Amended and Restated By-Laws of the Company.
    4.1   Specimen Certificate for shares of Common Stock, $.01 par value, of the Company.
    5     Opinion of Hale and Dorr with respect to the validity of the securities being offered.
  *10.1   1994 Stock Option Plan.
  *10.2   1996 Stock Option Plan.
  *10.3   1996 Employee Stock Purchase Plan.
  *10.4   Employment Letter Agreement dated February 6, 1996 between the
          Company and George K. Hertz.
  *10.5+  Billing and Related Services Agreement dated April 19, 1995 between the Company and OAN Services, Inc. ("OAN").
  *10.6+  Account Purchase Agreement dated September 15, 1992 between the
          Company and OAN.
  *10.7+  Software License Agreement dated March 30, 1995 between the Company and Innovative Telecom Corporation ("ITC").
  *10.8+  Service Bureau Agreement dated April 7, 1995 between the Company and
          ITC.
  *10.9   BCG-ITC Strategic Partnership Agreement Addendum Dated March 31, 1996
          between the Company and ITC.
  *10.10  License Agreement dated April 23, 1996 between the Company and
          MicroDimensions, Inc.
  *10.11+ Gateway Service Agreement dated June 5, 1995 between the Company and
          SNET Diversified Group, Inc.
  *10.12+ RCI Long Distance Term Plan Agreement dated November 21, 1994 between the Company and RCI.
  *10.13  Office Building Lease dated August 16, 1991 between the Company and
          Takaji Kobayasi-II, Yoshio Yamashita and Takeshi Shiratori, Trustees
          of STB Nominee Trust.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 *10.14  Lease Agreement dated April 28, 1994 between the Company and BCG
         Enterprises Corp.
 *10.15  Commercial Lease dated January 24, 1996 between the Company and
         Cummings Properties Management, Inc.
 *10.16  Lease dated November 30, 1994, as amended, between the Company and
         Teachers Realty Corporation.
 *10.17  Commercial/Industrial Lease dated September 27, 1995 between the Voice
         Systems Technology Inc. ("VST") and Schleuter Properties.
 *10.18  Lease dated November 30, 1995, as amended, between VST and Society
         Hill Office Park LTD.
 *10.19  Master Lease Agreement dated April 11, 1996 between the Company and
         Diversified Ventures, Inc.
 *10.20  Option Agreement dated January 31, 1996 between the Company and WAC.
 *10.21+ Distribution Agreement dated January 31, 1996 between the Company and
         Wireless Americas Corp. ("WAC").
 *10.22  Agreement dated April 22, 1996 between the Company and MDTelecom, Inc.
         ("MDT").
 *10.23+ Memorandum of Understanding dated April, 1996 between the Company and
         Milcon Communications (Hong Kong) Ltd.
 *10.24  Subscription and Sale Agreement dated April 23, 1996 between the
         Company and MDT.
 *10.25+ Source Code Release Agreement dated April 23, 1996 between the Company and MDT.
 *10.26  End-User Purchase and License Agreement between the Company and
         Teloquent Communications Corporation.
 *11     Statement re: Computation of Per Share Earnings.
 *21     Subsidiaries of the Registrant.
  23.1   Consent of Hale and Dorr (included in Exhibit 5).
  23.2   Consent of Ernst & Young LLP, Independent Auditors.
  23.3   Consent of Ernst & Young LLP, Independent Auditors.
 *24     Powers of Attorney.
  27     Financial Data Schedule.

- --------
 * Previously filed.

 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

  (b) Financial Statement Schedules
  Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Articles of Organization and Amended and Restated By-Laws of the Registrant and the laws of the Commonwealth of Massachusetts, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes:

    (1) To provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THIS 6TH DAY OF JUNE, 1996.

                                          Boston Communications Group, Inc.

                                                     /s/ George K. Hertz
                                          By:__________________________________
                                               GEORGE K. HERTZ PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

                                        President, Chief
           /s/ George K. Hertz           Executive Officer       June 6, 1996
- -------------------------------------    (Principal
           GEORGE K. HERTZ               Executive Officer),
                                         Director

                                        Vice President,
               *                         Finance and             June 6, 1996
- -------------------------------------    Administration
        FREDERICK VON MERING             (Principal
                                         Financial and
                                         Accounting
                                         Officer), Director

                                        Chairman of the
               *                         Board of Directors      June 6, 1996
- -------------------------------------
            PAUL J. TOBIN

                                        Vice Chairman of the
                                         Board of Directors      June 6, 1996
- -------------------------------------
           BRIAN E. BOYLE

                                        Director
               *                                                 June 6, 1996
- -------------------------------------
          JERROLD D. ADAMS

              SIGNATURE                         TITLE                DATE

                                        Director
               *                                                 June 6, 1996
- -------------------------------------
            CRAIG L. BURR


                                        Director
               *                                                 June 6, 1996
- -------------------------------------
           JAMES L. MCLEAN

                                        Director
               *                                                 June 6, 1996
- -------------------------------------
           PAUL R. GUDONIS

          /s/ George K. Hertz
*By _________________________________
            GEORGE K. HERTZ
           ATTORNEY-IN-FACT

                                                                     SCHEDULE II

               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

        COL. A              COL. B           COL. C             COL. D       COL. E
        ------           ------------ ---------------------  ------------ -------------
                                            ADDITIONS
                                      ---------------------
                                                 CHARGED TO
                          BALANCE AT  CHARGED TO   OTHER
                         BEGINNING OF COSTS AND  ACCOUNTS--  DEDUCTIONS--  BALANCE AT
DESCRIPTION                 PERIOD     EXPENSES   DESCRIBE     DESCRIBE   END OF PERIOD
- -----------              ------------ ---------- ----------  ------------ -------------
Year ended December 31,
 1995:
 Reserves and
  allowances deducted
  from asset accounts:
  Allowance for billing
   adjustments and
   uncollectible
   accounts............    $545,637      --      $642,421(1)  $304,366(2)   $883,692
Year ended December 31,
 1994:
 Reserves and
  allowances deducted
  from asset accounts:
  Allowance for billing
   adjustments and
   uncollectible
   accounts............     343,602      --       449,508(1)   247,473(2)    545,637
Year ended December 31,
 1993:
 Reserves and
  allowances deducted
  from asset accounts:
  Allowance for billing
   adjustments and
   uncollectible
   accounts............     235,253      --       343,318(1)   234,969(2)    343,602

- --------
(1) Billing adjustments recorded as a reduction of revenue.
(2) Settlement of billing adjustments.

                                 EXHIBIT INDEX

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   1     Form of Underwriting Agreement.
  *3.1   Restated Articles of Organization of the Company, as amended.
  *3.2   Form of Restated Articles of Organization of the Company.
  *3.3   Amended and Restated By-Laws of the Company.
   4.1   Specimen Certificate for shares of Common Stock, $.01 par
         value, of the Company.
   5     Opinion of Hale and Dorr with respect to the validity of the securities being offered.
 *10.1   1994 Stock Option Plan.
 *10.2   1996 Stock Option Plan.
 *10.3   1996 Employee Stock Purchase Plan.
 *10.4   Employment Letter Agreement dated February 6, 1996 between the
         Company and George K. Hertz.
 *10.5+  Billing and Related Services Agreement dated April 19, 1995 between the Company and OAN Services, Inc. ("OAN").
 *10.6+  Account Purchase Agreement dated September 15, 1992 between the
         Company and OAN.
 *10.7+  Software License Agreement dated March 30, 1995 between the
         Company and Innovative Telecom Corporation ("ITC").
 *10.8+  Service Bureau Agreement dated April 7, 1995 between the
         Company and ITC.
 *10.9   BCG-ITC Strategic Partnership Agreement Addendum Dated March
         31, 1996 between the Company and ITC.
 *10.10  License Agreement dated April 23, 1996 between the Company and
         MicroDimensions, Inc.
 *10.11+ Gateway Service Agreement dated June 5, 1995 between the
         Company and SNET Diversified Group, Inc.
 *10.12+ RCI Long Distance Term Plan Agreement dated November 21, 1994 between the Company and RCI.
 *10.13  Office Building Lease dated August 16, 1991 between the Company and Takaji Kobayasi-II, Yoshio Yamashita and Takeshi Shiratori,
         Trustees of STB Nominee Trust.
 *10.14  Lease Agreement dated April 28, 1994 between the Company and
         BCG Enterprises Corp.
 *10.15  Commercial Lease dated January 24, 1996 between the Company and
         Cummings Properties Management, Inc.
 *10.16  Lease dated November 30, 1994, as amended, between the Company and Teachers Realty Corporation.
 *10.17  Commercial/Industrial Lease dated September 27, 1995 between the Voice Systems Technology Inc. ("VST") and Schleuter
         Properties.

 EXHIBIT
   NO.                              DESCRIPTION                            PAGE
 -------                            -----------                            ----
  *10.18  Lease dated November 30, 1995, as amended, between VST and
          Society Hill Office Park LTD.
  *10.19  Master Lease Agreement dated April 11, 1996 between the
          Company and Diversified Ventures, Inc.
  *10.20  Option Agreement dated January 31, 1996 between the Company and WAC.
  *10.21+ Distribution Agreement dated January 31, 1996 between the
          Company and Wireless Americas Corp. ("WAC").
  *10.22  Agreement dated April 22, 1996 between the Company and
          MDTelecom, Inc. ("MDT").
  *10.23+ Memorandum of Understanding dated April, 1996 between the
          Company and Milcon Communications (Hong Kong) Ltd.
  *10.24  Subscription and Sale Agreement dated April 23, 1996 between the Company and MDT.
  *10.25+ Source Code Release Agreement dated April 23, 1996 between the
          Company and MDT.
  *10.26  End-User Purchase and License Agreement between the Company and Teloquent Communications Corporation.
  *11     Statement re: Computation of Per Share Earnings.
  *21     Subsidiaries of the Registrant.
   23.1   Consent of Hale and Dorr (included in Exhibit 5).
   23.2   Consent of Ernst & Young LLP, Independent Auditors.
   23.3   Consent of Ernst & Young LLP, Independent Auditors.
  *24     Powers of Attorney.
   27     Financial Data Schedule.

- --------
* Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.